EXECUTION VERSION

EMPLOYMENT AGREEMENT
THIS EMPLOYMENT AGREEMENT (“Agreement”), is entered into this October 6, 2014 (the “Effective Date”), by and between VONAGE HOLDINGS CORP., a Delaware corporation (the “Company”), and Alan Masarek (the “Executive”).
NOW, THEREFORE, in consideration of the covenants and agreements hereinafter set forth, the parties hereto agree as follows:

1.	Employment and Duties.
(a)General. Commencing on the Start Date (defined below) until the day following the date on which the Company holds its quarterly earnings conference call for the third quarter of calendar year 2014, which earnings conference call is expected to occur on or about November 5, 2014, (the “CEO Commencement Date”) the Executive shall serve as an employee of the Company with the title of Special Advisor to the Company. Effective as of the CEO Commencement Date, the Executive shall serve as Chief Executive Officer of the Company, reporting directly to the Board of Directors of the Company (the “Board”). The Executive shall be appointed to the Board effective with, and subject to, his commencement of service as Chief Executive Officer of the Company as of the CEO Commencement Date. Thereafter, during the Executive’s term of employment, the Board shall nominate the Executive for re-election as a member of the Board at the expiration of the then current term, provided that the foregoing shall not be required to the extent prohibited by legal or regulatory requirements. Commencing on the CEO Commencement Date, (i) Executive shall have the duties, responsibilities, and authority customarily held by the chief executive officer of a corporation the equity securities of which are publicly traded, (ii) all employees of the Company shall report to the Executive or one of his designees, and (iii) Executive shall perform such other duties as the Board may reasonably require from time to time as long as they are consistent with the types of duties and responsibilities associated with the position of Chief Executive Officer. (the “Other Duties”). The Executive’s principal place of employment shall be the principal offices of the Company, currently located in the Holmdel, New Jersey area; provided, however, that the Executive understands and agrees that he shall be required to travel from time to time for business reasons.
(b)Exclusive Services. For so long as the Executive is employed by the Company, the Executive shall devote his full-time working time to his duties hereunder, shall conform to and use his good faith efforts to comply with the lawful and good faith directions and instructions given to him by the Board, and shall use his good faith efforts to promote and serve the interests of the Company. Further, the Executive shall not, directly or indirectly, render services to any other person or organization without the consent of the Company or otherwise engage in activities that would interfere with the faithful performance of his duties hereunder. Notwithstanding the foregoing, subject to and in accordance with the Company’s policies (including, without limitation, the Company’s Code of Conduct and Corporate Governance Principles) as may be in effect from time to time, the Executive may (i) serve on corporate boards, with the prior consent of the Board, (ii) serve on civic or charitable boards or engage in charitable activities without remuneration therefor, (iii) serve on the boards of directors of the companies listed on Schedule 1, and (iv) manage his personal investments and affairs, and serve as an executor, trustee, or in a similar fiduciary capacity in connection therewith, provided that such activities do not, individually or in the aggregate, (i) conflict materially with the performance of the Executive’s duties under this Agreement, (ii) conflict with the Executive’s fiduciary duties to the Company, or (iii) result in a breach of the restrictive covenants to which Executive is bound.
2.Employment “At-Will”. The Executive’s employment shall commence effective as of October 15, 2014 (the “Start Date”) and shall continue through December 31, 2017, unless earlier terminated pursuant to the terms of this Agreement (the “Term”). Continuation of the Executive’s employment with the Company throughout the Term shall be deemed an employment “at will” and the Executive’s employment may be terminated “at will” by either Executive or the Company. If the Executive does not commence employment on the Start Date due to a breach of this Agreement by the Company or due to the Executive’s death or Disability, the Executive (or his estate, as applicable) shall be entitled to the payments and benefits provided under this Agreement pursuant to Sections 3(b) and 4(b)(i) or 4(c) (as applicable) as if the Executive’s employment was terminated by the Company without Cause; provided, that, for purposes of the Sign-On Options, Sign-On RSUs, and Make-Whole RSUs, to the extent permitted by applicable law and the rules of any exchange on which the Company’s securities are publicly traded, the Company shall grant the Executive (or his estate, as applicable) such awards as of the Grant Date and treat such awards in accordance with Section 3(b) of this Agreement as if the Executive’s employment were terminated without Cause or due to death or Disability (as applicable) immediately following the grant of such awards, or, if impermissible to issue such awards under such law or rules (or, in the event of death or Disability, the 2006 Incentive Plan (defined below)), the economic equivalent thereof.
3.Compensation and Other Benefits. Subject to the provisions of this Agreement, the Company shall pay and provide the following compensation and other benefits to the Executive during the Term as compensation for services rendered hereunder:
(a)    Base Salary. The Company shall pay to the Executive an annual base salary (the “Base Salary”) of not less than Eight Hundred Thousand Dollars ($800,000), payable in substantially equal installments at such intervals as may be determined by the Company in accordance with its regular payroll practices for similarly situated employees, but in no event less frequently than biweekly in arrears. The Base Salary shall be reviewed for increase by the Compensation Committee of the Board in good faith, based upon the Executive’s performance, not less often than annually. The Base Salary may be increased, but not decreased below its then current level, from time to time by the Board, and as so increased shall thereafter be the “Base Salary.”
(b)    Sign-On Equity and Future Equity Grant Opportunities.
(i)Sign-On Option Grant. The Executive shall be awarded, on the second full day (the “Grant Date”) following the date on which the Company holds its quarterly earnings conference call for the third quarter of calendar year 2014, a one-time sign-on nonqualified stock option grant to purchase Three Million (3,000,000) shares of the Company’s common stock  (the number of shares and exercise price being subject to adjustment based on stock splits, reverse stock splits, other adjustments, or recapitalizations between the date hereof and the Grant Date) (the “Sign-On Options”) at a price per share equal to the closing price of the Company’s common stock on the Grant Date. The Sign-On Options shall be issued pursuant to the terms and conditions of the Vonage Holdings Corp. 2006 Incentive Plan (as amended or restated from time to time, provided that no such amendment that is directly inconsistent with the terms of this Agreement shall affect the Sign-On Options without the Executive’s prior written consent, the “2006 Incentive Plan”), and the Executive’s individual stock option agreement (the “Stock Option Agreement”), in the form attached hereto as Exhibit A. Notwithstanding anything to the contrary in the 2006 Incentive Plan or any stock option agreement thereunder, the following provisions of this Section 3(b)(i) shall govern the terms of the Sign-On Options (and, solely to the extent specifically provided in this Section 3(b)(i) with respect to the post-termination exercisability of options, all other outstanding options issued by the Company to the Executive). Subject to Section 3(b)(v) below, the Sign-On Options shall vest and become exercisable as to 1/4th of the shares on each of the first, second, third, and fourth anniversaries of the Start Date (each such vesting date, an “Option Vesting Date”), subject to the Executive’s continued employment on the applicable Option Vesting Date; provided, that, if the Agreement expires on December 31, 2017 due to the Company’s election not to renew the Agreement and the Executive’s employment with the Company continues following such expiration of the Agreement, the portion of the Sign-On Options covering shares subject to vesting on the fourth anniversary of the Start Date shall instead vest as to 1/16th of the total shares granted under such Sign-On Options on a quarterly basis following the third anniversary of the Start Date (prorated, upon any termination of employment, based on full and partial months employed during the calendar quarter in which termination occurs), such that 100% of the Sign-On Options shall have vested as of the fourth anniversary of the Start Date, and each such quarterly vesting date shall be deemed to constitute an “Option Vesting Date”; provided, further, that, upon a termination of the Executive’s employment (other than during the period beginning on a Change of Control and through the first anniversary of such Change of Control) by the Company without Cause or by the Executive for Good Reason, a Pro Rata Portion of the outstanding Sign-On Options shall become vested and immediately exercisable as of the date of such termination. Upon a termination of the Executive’s employment by the Company without Cause, by the Executive for Good Reason, or due to the Executive’s death or Disability (in each case, as defined below), all outstanding options granted by the Company to the Executive (whether part of the Sign-On Options or not) shall (to the extent vested, whether pursuant to this Section 3(b)(i) or otherwise) remain exercisable for 180 days after the termination, or until the end of the term of the option, if earlier. Upon a termination of the Executive’s employment by the Executive without Good Reason, all vested outstanding options granted by the Company to the Executive shall remain exercisable for 60 days after termination, or until the end of the term of the option, if earlier. For purposes of this Agreement, “Pro Rata Portion” shall mean the portion of the applicable equity award that would have vested on such award’s next applicable vesting date immediately following the date of termination, multiplied by a fraction where (x) the numerator is the number of full and fractional months that had elapsed between the applicable vesting date immediately prior to such termination and such termination date plus twelve (12), and (y) the denominator is twelve (12).
(ii)Sign-On RSU Grant. The Executive shall be granted on the Grant Date a one-time restricted stock unit (RSU) award covering Five Hundred Thousand (500,000) shares of the Company’s common stock (the number of shares in each case being subject to adjustment based on stock splits, reverse stock splits, other adjustments, or recapitalizations between the date hereof and the Grant Date) (the “Sign-On RSUs”). The Sign-On RSUs shall be granted pursuant to the terms and conditions of the 2006 Incentive Plan and the Executive’s individual Sign-On RSU agreement (the “RSU Agreement”), in the form attached hereto as Exhibit B. Subject to Section 3(b)(v) below, the Sign-On RSUs shall vest as to 1/3rd of the shares on each of the first, second, and third anniversaries of the Start Date, subject to the Executive’s continued employment on the applicable vesting date; provided, that, upon a termination of the Executive’s employment (other than during the period beginning on a Change of Control and through the first anniversary of such Change of Control) by the Company without Cause or by the Executive for Good Reason, a Pro Rata Portion of the outstanding Sign-On RSUs shall become vested as of the date of such termination.
(iii)Sign-On PRSU Grant. The Executive shall be granted a one-time performance restricted stock unit (PRSU) award with a target amount (“PRSU Target Amount”) of Five Hundred Thousand (500,000) shares of the Company’s common stock at such time as PRSUs are granted to other senior executives of the Company in 2015 (the number of shares in each case being subject to adjustment based on stock splits, reverse stock splits, other adjustments, or recapitalizations between the date hereof and the grant date of such PRSU award) (the “Sign-On PRSUs”). The Sign-On PRSUs shall be granted pursuant to the terms and conditions of the 2006 Incentive Plan and an individual Sign-On PRSU agreement (the “PRSU Agreement”), in a form substantially similar to that issued to other senior executives of the Company. Subject to Section 3(b)(v) below, the Sign-On PRSUs shall vest based on the performance metrics set forth the PRSU Agreement, which shall include a performance period spanning calendar years 2015, 2016, and 2017, and maximum vesting eligibility equal to 200% of the PRSU Target Amount, subject to the Executive’s continued employment through the end of the performance period; provided, that, the PRSU Agreement shall provide that upon a termination of the Executive’s employment (other than during the period beginning on a Change of Control and through the first anniversary of such Change of Control) (A) by the Company without Cause, by the Executive for Good Reason, or due to the Executive’s Disability, the outstanding Sign-On PRSUs shall vest pro rata at the end of the applicable performance period, based on actual performance, prorated based on the number of calendar days Executive was employed by the Company during such performance period through the termination date (which vesting portion, in the case of Disability, shall not be prorated below 50%), and (B) due to the Executive’s death, a portion of the target number of units granted under such outstanding Sign-On PRSUs shall vest as of the termination date, prorated based on the number of calendar days Executive was employed by the Company during such performance period through the termination date (which vesting portion shall not be prorated below 50%).
(iv)Make-Whole RSU Grant. On the Grant Date, a one-time restricted stock unit award (the “Make-Whole RSUs”) covering a number of shares of the Company’s common stock, rounded to the nearest whole share, equal to the quotient obtained by dividing $1,250,000 by the closing price per share of the Company’s common stock on the Grant Date. The Make-Whole RSUs shall be granted pursuant to the terms and conditions of the Vonage Holdings Corp. 2006 Incentive Plan and the Executive’s individual Make-Whole RSU agreement (the “Make-Whole RSU Agreement”), in the form attached hereto as Exhibit C. Subject to Section 3(b)(v) below, the Make-Whole RSUs shall fully vest on the second anniversary of the Start Date, subject to the Executive’s continued employment on such vesting date; provided, that, the outstanding Make-Whole RSUs shall fully vest upon the termination of Executive’s employment by the Company without Cause, for Good Reason by the Executive, or due to death or Disability.
(v)Change of Control. Notwithstanding anything to the contrary herein,
(A)all outstanding Sign-On Options and Sign-On RSUs and all other options and RSUs and similar equity and equity-based awards granted to the Executive during the term of this Agreement shall become fully vested and, as applicable, exercisable, upon termination of Executive’s employment on or prior to the first anniversary of a Change of Control by the Company without Cause, for Good Reason by the Executive, or due to the Executive’s death or “Disability”, and
(B)upon a Change of Control, a portion of the Sign-On PRSUs (and all other PRSUs, performance awards or similar performance-based equity or equity-based awards granted to the Executive during the term of this Agreement) determined in accordance with the terms of the Sign-On PRSU Agreement (or other applicable award agreement) based on Company performance during the applicable performance period through the date of such Change of Control (the “COC Portion”) shall fully vest as of the last day of the applicable performance period, subject only to the Executive’s continued employment with the Company on such vesting date; provided, that the COC Portion shall also fully vest upon (1) termination of Executive’s employment due to death or Disability at any time following such Change of Control, or (2) termination of Executive’s employment on or prior to the first anniversary of such Change of Control by the Company without Cause or for Good Reason by the Executive. Solely for purposes of illustration, if a PRSU is granted with a performance period spanning calendar years 2015, 2016, and 2017 and the Executive remains employed as of the date of a Change of Control on December 31, 2015, if performance target attainment for the period from January 1, 2015 through December 31, 2015 is 75% of target, then the COC Portion would equal 75% of the target PRSU award, and such COC Portion would vest on December 31, 2017, subject to continued employment on such date or full acceleration of vesting upon termination of Executive’s employment due to death or Disability at any time following such Change of Control or termination of Executive’s employment on or prior to the first anniversary of such Change of Control by the Company without Cause or for Good Reason by the Executive.
(C)For purposes of this Agreement, “Change of Control” shall have the meaning set forth in the 2006 Incentive Plan; provided, that, the acquisition of additional securities of the Company by any Person that, together with its Affiliates, is the Beneficial Owner of fifteen percent (15%) or more of the combined voting power of the Company’s outstanding securities as of the date of this Agreement, and that was the Beneficial Owner of twenty percent (20%) or more of the combined voting power of the Company’s outstanding securities within the three (3) year period prior to the date of this Agreement, shall not constitute a Change of Control. Capitalized terms used but not defined in the foregoing sentence shall have the meanings set forth in the 2006 Incentive Plan.
(D)The provisions of this Section 3(b)(v) shall continue in full effect and shall survive beyond the last day of the Term, unless mutually agreed between the Executive and the Company on the 90th business day preceding each of the next applicable anniversaries of the end of the Term, commencing with December 31, 2018.
(vi)Death and Disability. The death and Disability vesting provisions applicable to the Sign-On Options and Sign-On RSUs shall be as described in the forms of such awards attached hereto as Exhibits A and B.
(vii)Future Equity Grant Opportunities. Beginning in calendar year 2016, the Executive shall be considered for future equity incentive award grants (including, without limitation, options, restricted stock units, and PRSUs) under the equity incentive plan of the Company then in effect based on individual and Company performance (and established in conjunction with the Company’s regular equity review cycle) in the Board’s sole discretion; provided, that such equity incentive award grants shall be, with respect to acceleration of vesting, upon a termination of employment, on terms no less favorable than those provided to other senior executives of the Company.
(c)    Annual Cash Bonus. Commencing in calendar year 2014, the Executive shall be eligible to receive an annual, discretionary cash bonus (the “Annual Bonus”) with a Target Bonus Opportunity (“TBO”) of one hundred twenty five percent (125%) of the Executive’s then current Base Salary for the applicable year. Annual Bonus payouts are not guaranteed and are granted in the Company’s sole discretion based on individual and Company performance. The Company performance targets applicable to the Executive’s Annual Bonus shall be in accordance with the Company’s annual bonus program as applicable to senior executives of the Company, as in effect from time to time (the “Bonus Program”). The Executive shall be consulted with respect to the performance goals and metrics contained in each Bonus Program and performance restricted stock unit or other performance award prior to the establishment of such terms. Annual Bonus payouts, if any, are generally paid in February or March of the calendar year following the calendar year in which such payout is earned, subject to the Executive’s continued employment on such payment date, except as otherwise provided in Section 4. Notwithstanding anything to the contrary herein, the Executive shall be entitled to an Annual Bonus in respect of calendar year 2014 determined in accordance with the Company’s Bonus Program in respect of such year, prorated based on the number of full and partial months that the Executive worked for the Company in calendar year 2014.
(d)    Employee Benefit Plans.
(i)    The Executive shall be entitled to participate in all employee health and welfare plans, programs and arrangements of the Company, in accordance with their respective terms, as may be amended from time to time, on a basis no less favorable than that made available to other senior executives of the Company. The Executive shall be eligible to participate in the Vonage medical and dental plans and the 401(k) Retirement Plan commencing on the first day of the month following the Start Date.
(ii)    The Company shall reimburse the Executive for all reasonable out-of-pocket expenses actually incurred or paid by the Executive for the continuation of the Executive’s current medical and dental benefits for the Executive and his spouse and dependents (and excluding all other benefits, including, without limitation, vision benefits) during the waiting period described in Section 3(d)(i) above in the amount of 100% of such costs up to a maximum of $4,000.
(e)    Expenses. The Company shall reimburse the Executive for reasonable travel and other business-related expenses incurred by the Executive in the fulfillment of his duties hereunder upon presentation of written documentation thereof, in accordance with the applicable expense reimbursement policies and procedures of the Company as in effect from time to time.
(f)    Vacation. The Executive shall be entitled to 20 days paid time off in accordance with the Company’s vacation policy (which shall be prorated for 2014) during each fiscal year of the Term, which may be carried over to the next fiscal year to the extent otherwise permitted under the Company’s vacation policy.
(g)    Housing, Commuting, and Relocation Benefits. Until such time as the Executive relocates near the Company’s principal office, while the Executive is employed with the Company and for a period not to exceed the first year of Executive’s employment with the Company, the Company shall pay, or reimburse the Executive for, the cost of housing (i.e., furnished housing, including utilities) for the Executive and reasonable commuting expenses for the Executive between the principal office of the Company and the Executive’s residence in Connecticut, to be paid, if reimbursed, to the Executive monthly in arrears subject to the submission of reasonable documentation, in an amount not to exceed $9,500 per month (prorated for partial months). The Executive shall also be entitled to any additional relocation benefits (without duplication) in accordance with the Company’s relocation policy as may be in effect from time to time, recognizing that Executive may relocate two times during the Term and that benefits for the first relocation are likely to amount to $25,000. The payment or reimbursement of all expenses under this Section 3(g) shall be subject to Section 4(e)(v) of this Agreement.
(h)    Legal Fees. Upon presentation of appropriate documentation, the Company shall pay the Executive’s reasonable counsel fees incurred in connection with the negotiation and documentation of the Executive’s employment arrangements, up to a maximum of $30,000.
(i)    Other Benefits and Perquisites. The Executive shall be entitled to such other benefits and perquisites as may be available to other senior executives of the Company.

4.	Termination of Employment.
(a)    Termination for Cause; Resignation without Good Reason.
(i)    If the Company terminates the Executive’s employment for Cause, or if the Executive resigns from his employment hereunder other than for Good Reason, the Executive shall only be entitled to payment of any unpaid Base Salary through and including the date of termination or resignation, any unpaid expense reimbursement, any accrued but unused vacation, and any other amounts or benefits required to be paid under this Agreement, or pursuant to applicable benefit plans and programs, the rights to which have accrued through the date of termination or resignation, including but not limited to those under Sections 3(d), 3(e), 3(g), and 3(h) hereof (in each case only to the extent earned or accrued on or prior to such date of termination or resignation, or provided by law or under the then-applicable terms of any plan, program, policy, or arrangement of the Company (the “Other Accrued Compensation and Benefits”). The Executive shall have no further right under this Agreement to receive any other compensation or benefits after such termination or resignation of employment.
(ii)    For purposes of this Agreement, “Cause” shall mean: (A) any act or omission that constitutes a material breach by the Executive of his obligations under this Agreement; (B) the willful and continued failure or refusal of the Executive (not as a consequence of illness, accident or other incapacity) to perform the material duties reasonably required of him hereunder; (C) the Executive’s conviction of, or plea of nolo contendere to, (x) any felony or (y) another willful crime involving dishonesty or moral turpitude or which reflects negatively upon the Company and/or its subsidiaries or affiliates (collectively, the “Company Group”) in a material manner or otherwise materially impairs or impedes the operations of the Company Group; (D) the Executive’s engaging in any willful misconduct, gross negligence or act of dishonesty with regard to the Company Group or his material duties, which conduct is injurious to the Company Group; (E) the Executive’s material breach of either a material written policy of the Company Group that is applicable to the Executive or, to the extent the Executive is aware of such rules or has been informed thereof, the relevant rules of any governmental or regulatory body applicable to the Company Group; provided ,that any such notification with respect to the rules of any governmental or regulatory body outside the United States shall be in writing; or (F) the Executive’s refusal to follow the lawful directions of the Board; provided, however, that no event or condition described in clauses (A), (B), (E) or (F) shall constitute Cause unless (i) the Company first gives the Executive written notice of its intention to terminate his employment for Cause and the grounds for such termination, and (ii) such grounds for termination (if susceptible to correction) are not corrected by the Executive within thirty (30) days of his receipt of such notice.
(iii)    For purposes of this Agreement, “Good Reason” shall mean the occurrence of any of the following events without the Executive’s prior written consent: (A) a failure by the Company to timely pay material compensation due and payable to the Executive in connection with his employment; (B) a diminution in the Executive’s Base Salary or TBO; (C) on or after the CEO Commencement Date, (1) a material diminution of the authority, duties or responsibilities of the Executive from those set forth in this Agreement (excluding the Other Duties), including without limitation, ceasing to be the Chief Executive Officer of the Company (or its ultimate publicly-traded parent following a Change of Control) or, (2) the failure to nominate the Executive for election to serve on the Board; (D) the Company requiring the Executive to be based at any office or location more than fifty (50) miles from the Holmdel, New Jersey area; or (E) a material breach by the Company of its obligations under this Agreement, including failure to appoint the Executive as Chief Executive Officer of the Company on the CEO Commencement Date; provided, however, that no event or condition described in clauses (A) through (E) shall constitute Good Reason unless (x) the Executive gives the Company within sixty (60) days of the Executive’s becoming aware of the occurrence of the Good Reason event, written notice of his intention to terminate his employment for Good Reason as provided in Section 4(f)(ii) below, and (y) such grounds for termination (if susceptible to correction) are not corrected by the Company within thirty (30) days of its receipt of such notice. If such grounds for termination for Good Reason are not cured during such thirty (30) day period, the Executive’s termination for Good Reason shall be effective as of the day immediately following the end of such thirty (30) day period.
(b)    Termination without Cause; Resignation for Good Reason.
(i)    If the Executive’s employment is terminated by the Company without Cause or the Executive resigns for Good Reason, including, for the avoidance of doubt, during the period while the Executive is employed as a Special Advisor, the Company shall pay the Executive, subject to Section 4(e) below: (A) severance pay equal to twelve (12) months of the Executive’s then-current Base Salary and an amount equal to the Executive’s annual full unprorated TBO (based upon the Executive’s then-current Base Salary) payable by the Company in installments during its regular payroll cycle over the twelve (12) month period following the termination of the Executive’s employment, provided that the first payment shall be made on the sixtieth (60th) day after the termination of the Executive’s employment, and such first payment shall include payment of any amounts that would otherwise be due prior thereto, (B) a pro rata portion of the Executive’s Annual Bonus for the year of termination, if and to the extent that the Company achieves its performance metrics for such year, payable when bonuses are normally paid to other senior executives of the Company, but in no event later than March 15th of the year following the year to which such bonus relates, (C) any Annual Bonus in respect of a previously completed fiscal year to the extent earned but unpaid as of the date of the termination or resignation of Executive’s employment, payable on the sixtieth (60th) day after the termination or resignation of the Executive’s employment, (D) the Other Accrued Compensation and Benefits, and (E) subject to the Executive’s timely election of continuation coverage under the Consolidated Omnibus Budget Reconstruction Act of 1985, as amended (“COBRA”), on a monthly basis, commencing on the sixtieth (60th) day after the termination of the Executive’s employment, with such payment including any amounts that would otherwise be due prior thereto, the group medical, dental and vision continuation coverage premiums for the Executive and his eligible dependents under COBRA in excess of the amount the Executive would have paid if he were an active employee for the COBRA continuation coverage period, which amount shall be includible as compensation income to the Executive; provided that the Executive or his dependents are eligible and remain eligible for COBRA coverage; provided, further, that if the Executive receives group health coverage from another employer of him (in which event the Executive shall promptly notify the Company in writing), such continuation of coverage by the Company under this Section 4(b)(i) shall immediately cease. Except as otherwise provided in this Agreement, the Executive shall have no further rights to receive any other compensation or benefits after such termination or resignation of employment.
(ii)    If, following a termination of employment without Cause or a resignation for Good Reason, the Executive materially breaches a provision of Section 5, Section 6 or Section 7 hereof, the Non-Compete Agreement, or paragraphs 2 through 6 of the Employment Covenants Agreement, the Executive shall not be eligible, as of the date of such material breach, for any further payments and benefits described in Sections 4(b)(i)(A), (B), (C), or (E) and any and all obligations and agreements of the Company with respect to such payments shall thereupon cease; provided, however, that, prior to ceasing payments and benefits pursuant to this Section 4(b)(ii), the Company shall first give the Executive at least fifteen days’ prior written notice of its intention to terminate his payments and benefits and the grounds for such action and, solely with respect to a breach of paragraph 4 (Return of Company Property/Materials) of the Employment Covenants Agreement, such grounds have not been corrected by the Executive within fifteen days following his receipt of such notice.
(c)    Termination Due to Death or Disability. The Executive’s employment with the Company shall terminate automatically on the Executive’s death. In the event of the Executive’s Disability, the Company shall be entitled to terminate his employment. In the event of termination of the Executive’s employment by reason of the Executive’s death or Disability, the Company shall pay to the Executive (or his estate, as applicable), subject to Section 4(e) below, (i) a pro rata portion of the Executive’s Annual Bonus for the year of termination, if and to the extent that the Company achieves its performance metrics for such year, payable when bonuses are normally paid to other senior executives of the Company, but in no event later than March 15th of the year following the year to which such bonus relates, (ii) any Annual Bonus in respect of a previously completed fiscal year to the extent earned but unpaid as of the date of the termination or resignation of Executive’s employment, payable on the sixtieth (60th) day after the termination or resignation of the Executive’s employment, and (iii) the Other Accrued Compensation and Benefits. For purposes of this Agreement, “Disability” means that the Executive has been unable to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment for 180 days in any one (1) year period and has qualified to receive long-term Disability payments under the Company’s long-term Disability policy. Notwithstanding the foregoing, in the event that as a result of absence because of mental or physical incapacity the Executive incurs a “separation from service” within the meaning of such term under Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”) and the regulations and guidance issued thereunder (“Section 409A”), the Executive shall on such date automatically be terminated from employment as a Disability termination and such termination shall be deemed to be for “Disability”.
(d)    Release and Waiver. The Company shall not be required to make the payments and provide the benefits provided for under Sections 4(b)(i)(A), (B), (C) or (E) or, in the case of a Disability termination, Sections 4(c)(i) or (ii), unless the Executive (or, if applicable in the case of a Disability termination, the person having legal power of attorney over his affairs) executes and delivers to the Company a General Release in the form attached hereto as Exhibit D, which may be updated and revised by the Company to comply with, or reflect changes in, applicable law to achieve its intent, (the “Release”), and such Release has become effective and irrevocable in its entirety within sixty (60) days of the Executive’s termination of employment.
(e)    Payments Subject to Section 409A.
(i)    The intent of the parties is that payments and benefits under this Agreement comply with Section 409A (except to the extent exempt as short-term deferrals or otherwise) and, accordingly, to the maximum extent permitted, this Agreement shall be interpreted to be in compliance therewith. If the Executive notifies the Company (with specificity as to the reason therefor) that the Executive believes that any provision of this Agreement (or of any award of compensation, including equity compensation or benefits) would cause the Executive to incur any additional tax or interest under Section 409A or the Company independently makes such determination, the Company shall, after consulting with the Executive, reform such provision to attempt to comply with Section 409A through good faith modifications to the minimum extent reasonably appropriate to conform with Section 409A. To the extent that any provision hereof is modified in order to comply with Section 409A, such modification shall be made in good faith and shall, to the maximum extent reasonably possible, maintain the original intent and economic benefit to the Executive and the Company of the applicable provision without violating the provisions of Section 409A. If the Executive notifies the Company (with specificity as to the reason therefor) that the Executive believes that any of the Company’s plans, programs or payroll practices would cause the Executive to incur any additional tax or interest under Section 409A, the Company shall in good faith discuss with the Executive any proposed modifications to such plans, programs or payroll practices that are reasonably necessary to comply with Section 409A. Nothing contained herein shall constitute any representation or warranty by the Company regarding compliance with Section 409A and, notwithstanding anything else to the contrary herein, the members of the Company Group, and each of their respective employees or representatives, shall have no liability to the Executive with respect to the assessment of any additional income tax, interest or penalties under Section 409A imposed on the Executive which do not arise from the Company’s willful payment of an amount that knowingly results in a violation of Section 409A.
(ii)    A termination of employment shall not be deemed to have occurred for purposes of this Agreement providing for the payment of any amounts or benefits that are considered “nonqualified deferred compensation” under Section 409A upon or following a termination of employment, unless such termination is also a “separation from service” from the Company within the meaning of Section 409A and the payment thereof prior to a “separation from service” from the Company would violate Section 409A. As permitted by Treasury Regulation 1.409A-1(h)(1)(ii), 49% shall be substituted in lieu of 20% for the average level of bona fide services performed during the immediately preceding thirty-six (36) month period in order to constitute a “separation from service”. For purposes of any provision of this Agreement relating to any such payments or benefits, references to a “termination,” “termination of employment” or like terms shall mean “separation from service.” Solely for purposes of this Section 4(e)(ii), “Company” shall include all persons with whom the Company would be considered a single employer under Sections 414(b) and 414(c) of the Code.
(iii)    For purposes of Section 409A, the Executive’s right to receive any installment payments pursuant to this Agreement shall be treated as a right to receive a series of separate and distinct payments. Whenever a payment under this Agreement specifies a payment period with reference to a number of days (e.g., “payment shall be made within thirty (30) days following the date of termination”), the actual date of payment within the specified period shall be within the sole discretion of the Company.
(iv)    If, as of the date of the “separation from service” of the Executive from the Company, the Executive is a “specified employee” (within the meaning of that term under Section 409A(a)(2)(B)), then with regard to any payment or the provision of any benefit that is specified herein as subject to this Section or is otherwise considered “nonqualified deferred compensation” under Section 409A (whether under this Agreement, any other plan, program, payroll practice or any equity grant) and is payable upon the Executive’s separation from service, such payment or benefit shall not be made or provided until the date which is the earlier of (A) the expiration of the six (6)-month-and-one-day period measured from the date of such “separation from service” of the Executive, and (B) the date of the Executive’s death (the “Delay Period”) and this Agreement and each such plan, program, payroll practice or equity grant shall hereby be deemed amended accordingly. Upon the expiration of the Delay Period, all payments and benefits delayed pursuant to this Section (whether they would have otherwise been payable in a single sum or in installments in the absence of such delay) shall be paid or reimbursed to the Executive in a lump sum with interest at the prime rate as published in the Wall Street Journal on the first business day of the Delay Period (provided that any payment measured by a change in value that continues during the Delay Period shall not be credited with interest for the Delay Period), and any remaining payments and benefits due under this Agreement shall be paid or provided in accordance with the normal payment dates specified for them herein.
(v)    All reimbursements and in-kind benefits provided under this Agreement shall be made or provided in accordance with the requirements of Section 409A to the extent that such reimbursements or in-kind benefits are subject to Section 409A. All expenses or other reimbursements paid pursuant hereto that are taxable income to the Executive shall in no event be paid later than the end of the calendar year next following the calendar year in which the Executive incurs such expense or pays such related tax. With regard to any provision herein that provides for reimbursement of costs and expenses or in-kind benefits, except as permitted by Section 409A, the right to reimbursement or in-kind benefits shall not be subject to liquidation or exchange for another benefit, the amount of expenses eligible for reimbursement, or in-kind benefits, provided during any taxable year shall not affect the expenses eligible for reimbursement, or in-kind benefits to be provided, in any other taxable year, provided that the foregoing clause shall not be violated with regard to expenses reimbursed under any arrangement covered by Section 105(b) of the Code solely because such expenses are subject to a limit related to the period the arrangement is in effect and such payments shall be made on or before the last day of the Executive’s taxable year following the taxable year in which the expense occurred.
(f)    Notice of Termination. Any termination of employment by the Company or the Executive shall be communicated by a written “Notice of Termination” to the other party hereto given in accordance with Section 22 of this Agreement.
(i)    By Company. In the event of a termination by the Company for Cause, the Notice of Termination shall (A) indicate the specific termination provision in this Agreement relied upon, (B) set forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of the Executive’s employment under the provision so indicated and (C) indicate the date on which such termination is effective (subject to applicable correction periods). The failure by the Company to set forth in the Notice of Termination any fact or circumstance which contributes to a showing of Cause shall not waive any right of the Company hereunder or preclude the Company from asserting such fact or circumstance in enforcing the Company’s rights hereunder to the extent that such fact or circumstance is on the same asserted basis within the definition for the termination. In the event of a termination by the Company without Cause, the Notice of Termination shall specify the date of termination, which date shall not be more than thirty (30) days after the giving of such notice.
(ii)    By Executive. In the event of a resignation by the Executive for Good Reason, the Notice of Termination shall (A) indicate the specific clause or clauses under the definition of Good Reason herein upon which the Executive is relying, and (B) set forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of the Executive’s employment under such clause or clauses. In the event of a resignation by the Executive other than for Good Reason, the Notice of Termination shall specify the date of termination, which date shall not be less than thirty (30) days after the giving of such notice; provided, that the Company may, in its sole discretion, elect to cause such termination to be effective at any time during such notice period and such resignation by the Executive without Good Reason shall be effective on such date. The failure by the Executive to set forth in the Notice of Termination any fact or circumstance which contributes to a showing of Good Reason shall not waive any right of the Executive hereunder or preclude the Executive from asserting such fact or circumstance in enforcing the Executive’s rights hereunder to the extent that such fact or circumstance is on the same asserted basis within the definition for the termination.
(g)    Resignation from Directorships and Officerships. The termination of the Executive’s employment for any reason shall constitute the Executive’s resignation from (i) any director, officer, or employee position the Executive has with members of the Company Group, and (ii) all fiduciary positions (including as a trustee) the Executive holds with respect to any employee benefit plans or trusts established by any members of the Company Group. The Executive agrees that this Agreement shall serve as written notice of resignation in this circumstance.

5.	Confidentiality.
(a)    Confidential Information. The Executive has entered into and is subject to the Company’s Employment Covenants Agreement substantially in the form attached hereto as Exhibit E (the “Employment Covenants Agreement”).
(b)    Exclusive Property. The Executive confirms that all Confidential Information (as defined in the Employment Covenants Agreement ) is and shall remain the exclusive property of the Company Group. All business records, papers and documents kept or made by the Executive relating to the business of the Company Group shall be and remain the property of the Company Group. Upon the request and at the expense of the Company Group, the Executive shall promptly make all disclosures, execute all instruments and papers, and perform all acts reasonably necessary to vest and confirm in the Company Group, fully and completely, all rights created or contemplated by this Section 5(b). Notwithstanding the foregoing, the Executive shall maintain ownership and use of his rolodex and other address books (and electronic equivalents), and copies of documents relating to his personal entitlements and obligations.
6.Noncompetition. The Executive has entered into and is subject to the Company’s Non-Compete Agreement substantially in the form attached hereto as Exhibit F.
7.Non-Solicitation and Non-Hire. The Executive has agreed and now confirms that for a period commencing on the Start Date and ending twelve (12) months following the termination of Executive’s employment with the Company (the “Restricted Period”), other than in the good faith performance of his duties to the Company as Chief Executive Officer of the Company, the Executive shall not, directly or indirectly: (a) interfere with or attempt to interfere with the relationship between any person who is, or was during the then-most recent twelve (12) month period, an employee, officer, representative or agent of any member of the Company Group, or solicit or induce or attempt to solicit or induce any of them to leave the employ of any member of the Company Group or violate the terms of their respective contracts, or any employment arrangements, with any such entities; or (b) hire, recruit or attempt to hire any person who was employed by any member of the Company Group at any time during the then-most recent twelve (12) month period; provided, that this clause (b) shall not apply to the recruitment or hiring of any individual whose employment with any member of the Company Group has been terminated for a period of six (6) months or longer; or (c) induce or attempt to induce any customer, client, supplier, licensee or other business relation of any member of the Company Group to cease doing business with any member of the Company Group, or in any way interfere with the relationship between any member of the Company Group and any customer, client, supplier, licensee or other business relation of any member of the Company Group. Nothing in this Section 7 shall be violated by the Executive serving upon request as a reference, so long as he does not have a business relationship with the person to whom the reference is being given, and nothing in this Section 7 shall be violated by the Executive engaging in general advertising that is not specifically targeted at the persons referred to in clauses (a), (b) and (c) that have a relationship with a member of the Company Group. As used herein, the term “indirectly” shall include, without limitation, the Executive’s authorizing the use of the Executive’s name by any competitor of any member of the Company Group to induce or interfere with any employee or business relationship of any member of the Company Group.
8.Certain Remedies; Disclosure of Restrictive Covenants.
(a)    Injunctive Relief. Without intending to limit the remedies available to either party hereto, including, but not limited to, those set forth in Section 12 hereof, each of the parties hereto agrees that a breach of any of the covenants contained in Sections 5, 6, 7, or 10 of this Agreement (including, without limitation, under the Employment Covenants Agreement or Non-Compete Agreement contemplated therein) may result in material and irreparable injury to the other party for which there is no adequate remedy at law, that it shall not be possible to measure damages for such injuries precisely and that, in the event of such a breach or threat thereof, any non-breaching party shall be entitled to seek a temporary restraining order or a preliminary or permanent injunction, or both, without bond or other security, restraining the breaching party from engaging in activities prohibited by the covenants contained in Sections 5, 6, 7, or 10 of this Agreement (including, without limitation, under the Employment Covenants Agreement or Non-Compete Agreement contemplated therein)or such other relief as may be required specifically to enforce any of the covenants contained in this Agreement. Such injunctive relief in any court shall be available to the non-breaching party in lieu of, or prior to or pending determination in, any arbitration proceeding.
(b)    Extension of Restricted Period. In addition to the remedies the Company may seek and obtain pursuant to Section 12 hereof, the Restricted Period may, in the court’s discretion, be extended by any and all periods during which the Executive shall be found by a court possessing personal jurisdiction over him to have been in violation of the covenants contained in Sections 6 and 7 of this Agreement (including, without limitation, under the Employment Covenants Agreement or Non-Compete Agreement contemplated therein).
(c)    Disclosure of Restrictive Covenants. During the Restricted Period, in connection with the Executive’s seeking of future employment, prior to accepting an offer of employment, the Executive shall provide a prospective employer (in confidence) with a copy of the restrictive covenants set forth in Sections 6 and 7 of this Agreement (including, without limitation, under the Employment Covenants Agreement or Non-Compete Agreement contemplated therein).
9.Defense of Claims. The Executive agrees that, during the Term, and for a period of six (6) months after termination of the Executive’s employment, upon request from the Company, the Executive shall cooperate with the Company in connection with any matters the Executive worked on during his employment with the Company and any related transitional matters. In addition, the Executive agrees to cooperate with any member of the Company Group in the defense of any claims or actions that are made and/or may be made by or against any member of the Company Group, except if the Executive’s reasonable interests are adverse to the Company Group in such claim or action. The Company agrees to promptly reimburse the Executive for all of the Executive’s reasonable travel and other direct expenses incurred, or to be reasonably incurred, to comply with the Executive’s obligations under this Section 9.
10.Nondisparagement. The Executive agrees during the Term hereof and for two years thereafter not to make, directly or indirectly, any derogatory, negative or disparaging statement about any member of the Company Group, or any current or former officers, directors, or employees thereof and the Company agrees that, during such period, it shall direct its Board, the Chief Executive Officer, the Chief Financial Officer, the Chief Legal Officer, its senior human resources officer and its senior public relations officer (the “Company Representatives”), other than in the good faith performance of their duties or as legally or fiduciarilly required in their good faith judgment, not to disparage or encourage or induce others to disparage the Executive. Notwithstanding anything to the contrary contained herein, nothing in this Agreement shall prohibit or restrict the Executive or the Company Representatives from truthfully and in good faith: (i) disclosing that the Executive is no longer employed by the Company; (ii) making any disclosure of information required by law; (iii) providing information to, or testifying or otherwise assisting in any investigation or proceeding brought by, any federal regulatory or law enforcement agency or legislative body, any self-regulatory organization, or the Company’s designated legal, compliance or human resources officers; (iv) filing, testifying, participating in or otherwise assisting in a proceeding relating to an alleged violation of any federal, state or municipal law relating to fraud, or any rule or regulation of the Securities and Exchange Commission or any self-regulatory organization; or (v) making statements in the good faith performance of his or their duties to the Company.
11.Source of Payments. All payments provided under this Agreement, other than payments made pursuant to a plan which provides otherwise, shall be paid in cash from the general funds of the Company, and no special or separate fund shall be established, and no other segregation of assets shall be made, to assure payment. The Executive shall have no right, title or interest whatsoever in or to any investments which the Company may make to aid the Company in meeting its obligations hereunder. To the extent that any person acquires a right to receive payments from the Company hereunder, such right shall be no greater than the right of an unsecured creditor of the Company.
12.Arbitration. Any dispute or controversy arising under or in connection with this Agreement or otherwise in connection with the Executive’s employment by the Company that cannot be mutually resolved by the parties to this Agreement and their respective advisors and representatives shall be settled exclusively by arbitration in New Jersey in accordance with the rules of the American Arbitration Association before one arbitrator of exemplary qualifications and stature, who shall be selected jointly by an individual to be designated by the Company and an individual to be selected by the Executive, or if such two individuals cannot promptly agree on the selection of the arbitrator, who shall be selected by the American Arbitration Association. Notwithstanding anything to the contrary contained herein, the arbitrator shall allow for discovery sufficient to adequately arbitrate any claims. The award of the arbitrator with respect to such dispute or controversy shall be in writing with sufficient explanation to allow for such meaningful judicial review as is permitted by law, and that such decision shall be enforceable in any court of competent jurisdiction and shall be binding on the parties hereto. The remedies available in arbitration shall be identical to those allowed at law. The arbitrator shall be entitled to award to the prevailing party in any arbitration or judicial action under this Agreement reasonable attorneys’ fees and any costs of the arbitration payable by such party, consistent with applicable law; provided, that no such award shall be made against the Executive unless the arbitrator finds the Executive’s positions in such arbitration or dispute to have been frivolous or in bad faith.
13.Nonassignability; Binding Agreement.
(a)    By the Executive. This Agreement and any and all of the Executive’s rights, duties, obligations or interests hereunder shall not be assignable or delegable by the Executive; provided, however, that the Executive shall be entitled, to the extent permitted under applicable law, to select and change a beneficiary or beneficiaries to receive any compensation or benefit hereunder following the Executive’s death by giving written notice thereof. In the event of the Executive’s death or a judicial determination of his incompetence, references in this Agreement to the Executive shall be deemed, where appropriate, to refer to his beneficiary, estate or other legal representative.
(b)    By the Company. This Agreement and any and all of the Company’s rights, duties, obligations or interests hereunder shall not be assignable by the Company, except as incident to a reorganization, merger or consolidation, or transfer of all or substantially all of the Company’s assets or another Change of Control. In the event of a corporate reorganization of the Company in which the Company is not the surviving corporation, the surviving entity shall assume and acknowledge the assumption of this Agreement by the surviving entity.
(c)    Binding Effect. Effective as of the Effective Date, this Agreement shall be binding upon, and inure to the benefit of, the parties hereto, any successors to or permitted assigns of the Company, and the Executive’s heirs and the personal representatives of the Executive’s estate.
14.Withholding. Any payments made or benefits provided to the Executive under this Agreement shall be reduced by any applicable withholding taxes or other amounts required to be withheld by law or contract.
15.Certain Payments.
(a)    Modified Cutback. If any payment, benefit or distribution of any type to or for the benefit of the Executive, whether paid or payable, provided or to be provided, or distributed or distributable pursuant to the terms of this Agreement or otherwise (collectively, the “Parachute Payments”) would subject the Executive to the excise tax imposed under Section 4999 of the Code (the “Excise Tax”), the Parachute Payments shall be reduced so that the maximum amount of the Parachute Payments (after reduction) shall be one dollar ($1.00) less than the amount which would cause the Parachute Payments to be subject to the Excise Tax; provided, that the Parachute Payments shall only be reduced to the extent the after-tax value of amounts received by the Executive after application of the above reduction would exceed the after-tax value of the amounts received without application of such reduction. For this purpose, the after-tax value of an amount shall be determined taking into account all Federal, state, and local income, employment and excise taxes applicable to such amount. If a reduction in the Parachute Payments is required hereunder, the Company shall reduce or eliminate the Parachute Payments by first reducing or eliminating any cash severance benefits (with the payments to be made furthest in the future being reduced first), then by reducing or eliminating any accelerated vesting of stock options or similar awards, then by reducing or eliminating any accelerated vesting of restricted stock or similar awards, then by reducing or eliminating any other remaining Parachute Payments; provided, that no such reduction or elimination shall apply to any non-qualified deferred compensation amounts (within the meaning of Section 409A) to the extent such reduction or elimination would accelerate or defer the timing of such payment in manner that does not comply with Section 409A.
(b)    Determinations. An initial determination as to whether (i) any of the Parachute Payments received by the Executive in connection with the occurrence of a change in the ownership or control of the Company or in the ownership of a substantial portion of the assets of the Company shall be subject to the Excise Tax, and (ii) the amount of any reduction, if any, that may be required pursuant to subsection (a) above, shall be made by an independent accounting firm selected by the Company and reasonably acceptable to Executive (the “Accounting Firm”) prior to the consummation of such change in the ownership or effective control of the Company or in the ownership of a substantial portion of the assets of the Company. The Executive shall be furnished with notice of all determinations made as to the Excise Tax potentially payable with respect to the Executive’s Parachute Payments, together with the related calculations of the Accounting Firm, promptly after such determinations and calculations have been received by the Company.
16.Amendment; Waiver. This Agreement may not be modified, amended or waived in any manner, except by an instrument in writing signed by both parties hereto. The waiver by either party of compliance with any provision of this Agreement by the other party shall not operate or be construed as a waiver of any other provision of this Agreement, or of any subsequent breach by such party of a provision of this Agreement.
17.Governing Law. All matters affecting this Agreement, including the validity thereof, are to be governed by, and interpreted and construed in accordance with, the laws of the State of New Jersey applicable to contracts executed in and to be performed in that State.
18.Survival of Certain Provisions. The rights and obligations set forth in Section 3(b), Sections 4 through 12, 13, and 15 hereof shall survive any termination or expiration of this Agreement. The Indemnification Agreement and the Executive’s rights in respect thereof shall survive in accordance with the terms and conditions of the Indemnification Agreement.
19.Entire Agreement; Supersedes Previous Agreements. This Agreement, together with the (i) Employment Covenants Agreement, (ii) Non-Compete Agreement, (iii) 2006 Incentive Plan, (iv) Stock Option Agreement, (v) RSU Agreement, (vi) Make-Whole RSU Agreement, and (vii) the Indemnification Agreement, attached hereto as Exhibit G (the “Indemnification Agreement”), each as amended from time to time in accordance with the provisions of this Agreement, contains the entire agreement and understanding of the parties hereto with respect to the matters covered herein and supersedes all prior or contemporaneous negotiations, commitments, agreements and writings with respect to the subject matter hereof. All such other negotiations, commitments, agreements and writings shall have no further force or effect, and the parties to any such other negotiation, commitment, agreement or writing shall have no further rights or obligations thereunder. Notwithstanding anything to the contrary herein, the covenants set forth in Sections 5 through 10 of this Agreement (as well as under the Employment Covenants Agreement or Non-Compete Agreement contemplated therein) shall be separate rights and obligations in addition to any other restrictive covenants to which the Executive may be bound pursuant to the terms of any other agreement between the parties hereto, and in the event that the restrictive covenants in one or more agreements cover substantially the same subject matter as the Employment Agreement and conflict with the terms of the Employment Agreement, the parties hereto agree and acknowledge that the covenant set forth in the Employment Agreement shall apply.
20.Counterparts. This Agreement may be executed by either of the parties hereto in counterparts, each of which shall be deemed to be an original, but all such counterparts shall together constitute one and the same instrument. Signatures delivered by facsimile (including, without limitation, “pdf”) shall be effective for all purposes.
21.Headings. The headings of sections herein are included solely for convenience of reference and shall not control the meaning or interpretation of any of the provisions of this Agreement.
22.Notices. All notices or communications hereunder shall be in writing, addressed as follows:
To the Company:
23 Main Street
Holmdel, N.J. 07733
Attention: Chief Legal Officer
To the Executive:
at the last address on record with the Company;
All such notices shall be conclusively deemed to be received and shall be effective (i) if sent by hand delivery, upon receipt, or (ii) if sent by electronic mail or facsimile, upon confirmation of receipt by the recipient of such transmission, or (iii) if sent by courier or certified or registered U.S. mail, upon receipt.
23.Indemnification; Directors and Officers Insurance. Executive shall be entitled to the benefits set forth in the Indemnification Agreement, in accordance with the terms and conditions thereof, for any acts taken by the Executive on behalf of the Company between the date hereof and the Start Date. The Executive also shall be entitled to coverage under the Company’s directors and officers’ insurance policy to the extent applicable.
24.Severability. In the event that any court having jurisdiction shall determine that any restrictive covenant or other provision contained in this Agreement (including, without limitation, under the Employment Covenants Agreement or Non-Compete Agreement contemplated herein) shall be unreasonable or unenforceable in any respect, then such covenant or other provision shall be deemed limited to the extent that such court deems it reasonable or enforceable, and as so limited shall remain in full force and effect. In the event that such court shall deem any such covenant or other provision wholly unenforceable, the remaining covenants and other provisions of this Agreement (including, without limitation, under the Employment Covenants Agreement or Non-Compete Agreement contemplated therein) shall nevertheless remain in full force and effect.
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IN WITNESS WHEREOF, the Company has caused this Agreement to be signed by its officer pursuant to the authority of its Board, and the Executive has executed this Agreement, as of the day and year first written above.

VONAGE HOLDINGS CORP.
By ___/s/ Jeffrey Citron_______
Name: Jeffrey Citron
Title: Chairman of the Board
ACCEPTED AND AGREED:
__/s/ Alan Masarek _______________
Alan Masarek
Date: __October 6, 2014________

Schedule 1

1.	CircleBack, Inc.
Yik Yak, Inc.
Exhibit A
Stock Option Agreement

VONAGE HOLDINGS CORP.
2006 INCENTIVE PLAN
NONQUALIFIED STOCK OPTION AGREEMENT
“Participant”: Alan Masarek
“Date of Award”: _______________
This Agreement, effective as of the Date of Award set forth above, represents the grant of Nonqualified Stock Options by Vonage Holdings Corp., a Delaware corporation (the “Company”), to the Participant named above, pursuant to the provisions of the Vonage Holdings Corp. 2006 Incentive Plan (the “Plan”) and that certain Employment Agreement, dated as of October 6, 2014, by and between the Company and the Participant, as such agreement may be amended from time to time (the “Employment Agreement”). Capitalized terms have the meanings ascribed to them under the Plan, unless specifically set forth herein.
The parties hereto agree as follows:

1.	Grant of Options
The Company hereby grants to the Participant Nonqualified Stock Options to purchase Shares in the manner and subject to the terms and conditions of the Plan, the Employment Agreement, and this Agreement as follows:
(a)    Number of Shares Covered by the Options: Three Million (3,000,000)
(b)    “Option Price”: $_______ per Share
(c)    “Option Term”: The Options have been granted for a period of ten years, ending on the tenth anniversary of the Date of Award.
(d)    “Vesting Commencement Date”: October 15, 2014

2.	Vesting of Options
(a)    Subject to Sections 2(b), 2(c), 2(d), and 2(e) below, the Options vest and become exercisable as to 1/4th of the Shares on each of the first, second, third and fourth anniversaries of the Vesting Commencement Date (each such date, a “Vesting Date”); provided, that, if the Employment Agreement expires on December 31, 2017 due to the Company’s election not to renew the Employment Agreement and the Participant’s employment with the Company continues following such expiration of the Employment Agreement, the Options subject to vesting on the fourth anniversary of the Vesting Commencement Date shall instead vest as to 1/16th of the total Shares granted hereunder on a quarterly basis following the third anniversary of the Vesting Commencement Date (prorated, upon any termination of employment, based on full and partial months employed during the calendar quarter in which termination occurs), such that 100% of the Options shall have vested as of the fourth anniversary of the Vesting Commencement Date, and each such quarterly vesting date shall be deemed to constitute a “Vesting Date”.
(b)    To the extent not previously vested in accordance with this Section 2, in the event that the Participant’s employment terminates on or prior to the first anniversary of a Change of Control, due to termination by the Company without Cause, by the Participant for Good Reason, or due to the Participant’s death or Disability, the Options will fully vest and become exercisable as of the date of termination of employment.
(c)    To the extent not previously vested in accordance with this Section 2, in the event of a termination of the Participant’s employment without Cause by the Company or by the Participant for Good Reason (other than on or prior to the first (1st) anniversary of a Change of Control), (i) an additional amount of the then outstanding Options granted by the Company to the Participant pursuant to this Agreement shall become vested as of the date of such termination in accordance with the provisions of the succeeding sentence. Such additional amount shall be equal to the number of Shares covered by the Options that would have vested on the next Vesting Date immediately following the date of termination, multiplied by a fraction where (1) the numerator is the number of full and fractional months that had elapsed between the Vesting Date immediately prior to such termination and such termination date plus twelve (12), and (2) the denominator is twelve (12).
(d)    To the extent not previously vested in accordance with this Section 2, in the event of the Participant’s death (other than on or prior to the first (1st) anniversary of a Change of Control), the Options will (i) vest and become exercisable as of the date thereof as to one-half the number of unvested Shares covered thereby and (ii) remain exercisable until they terminate in accordance with Section 4 below.
(e)    To the extent not previously vested in accordance with this Section 2, in the event of the Participant’s Disability (other than on or prior to the first (1st) anniversary of a Change of Control), the Options will (i) vest and become exercisable as of the date thereof as to one-half the number of unvested Shares covered thereby and (ii) remain exercisable until they terminate in accordance with Section 4 below.
(f)    To the extent not previously vested in accordance with this Section 2, if the Participant’s employment with the Company is terminated by the Company with Cause, the Options will terminate immediately and be of no force or effect.
(g)    To the extent vested in accordance with this Section 2, the Options will remain exercisable until they terminate in accordance with Section 4 below.

(h)    For purposes of this Section 2, the terms “Cause”, “Change of Control”, “Good Reason” and “Disability” shall have the respective meanings ascribed to them in the Employment Agreement.

3.	Exercise of Options
(a)    The Options may be exercised by written notice to the Company, specifying the number of Shares the Participant then desires to purchase, accompanied by the Option Price of such Shares, and as soon as practicable after receipt of such notice and payment, such Shares will be issued in the Participant’s name. The Committee reserves the right to modify the exercise procedures from time to time.
(b)    Except as otherwise provided in this Section 3, the Participant must submit a check payable to the order of Vonage Holdings Corp. for an amount in United States dollars equal to the Option Price of such Shares, or tender Shares to the Company having an aggregate Fair Market Value on the date of exercise equal to such Option Price, or a combination thereof. If permitted by the Committee, the Participant may direct the Company to withhold a number of Shares covered by the Option having an aggregate Fair Market Value on the date of exercise equal to such Option Price.

4.	Termination of Options
To the extent vested in accordance with Section 2 above, the Options will terminate, and be of no force or effect, upon the earlier of:
(a)    the date of termination of the Participant’s employment if such termination is for Cause, 180 days following such date if the Participant’s employment terminates for a reason as set forth in Section 2(b), 2(c), 2(d), or 2(e) above, or 60 days following such date if such termination is for any other reason; and
(b)    the expiration of the Option Term.

5	Rights as Stockholder
The Participant shall have no rights as a stockholder of the Company with respect to the Shares covered by the Options until such time as the Option Price has been paid and the Shares have been issued and delivered to the Participant.

6.	Transferability
Unless permitted by the Committee in accordance with the terms of the Plan, the Options may not be sold, transferred, pledged, assigned, or otherwise alienated or hypothecated, other than by will or by the laws of descent and distribution, and, during the Participant’s lifetime, may be exercised only by the Participant or in the event of the Participant’s legal incapacity, the Participant’s legal guardian or representative.

7.	Miscellaneous
(a)    This Agreement and the rights of the Participant hereunder are subject to the terms and conditions of the Employment Agreement and the Plan, as the same may be amended from time to time, as well as to such rules and regulations as the Committee may adopt for administration of the Plan. If there is any inconsistency between the terms of this Agreement and the terms of the Plan, the Plan's terms shall completely supersede and replace the conflicting terms of this Agreement. If there is any inconsistency between the terms of this Agreement and the terms of the Employment Agreement, the terms of the Employment Agreement shall control.
(b)    This Agreement shall be subject to all applicable laws, rules, and regulations, and to such approvals by any governmental agencies or national securities exchanges as may be required or, the Committee determines are advisable. The Participant agrees to take all steps the Company determines are necessary to comply with all applicable provisions of federal and state securities law in exercising his or her rights under this Agreement. The Committee shall have the right to impose such restrictions on any Shares acquired pursuant to the exercise of the Option as it deems necessary or advisable under applicable federal securities laws, the rules and regulations of any stock exchange or market upon which Shares are then listed or traded, and/or any blue sky or state securities laws applicable to Shares. It is expressly understood that the Committee is authorized to administer, construe, and make all determinations necessary or appropriate to the administration of the Plan and this Agreement, all of which shall be binding upon the Participant.
(c)    The Options are intended not to provide for a “deferral of compensation” within the meaning of Section 409A of the Code. Notwithstanding the forgoing or any provision of the Plan or this Agreement, if any provision of this Agreement or the Plan contravenes Section 409A of the Code or could cause the Participant to incur any tax, interest or penalties under Section 409A of the Code, the Committee may, in its sole discretion and without the Participant’s consent, modify such provision in order to comply with the requirements of Section 409A of the Code or to satisfy the conditions of any exception therefrom, or otherwise to avoid the imposition of the additional income tax and interest under Section 409A of the Code, while maintaining, to the maximum extent practicable, the original intent and economic benefit to the Participant, without materially increasing the cost to the Company, of the applicable provision.
(d)    Delivery of the Shares underlying the Options upon exercise will be subject to the Participant satisfying all applicable federal, state, local and foreign taxes. The Company shall have authority to deduct or withhold from all amounts payable to the Participant in connection with the Options, or require the Participant to remit to the Company, an amount sufficient to satisfy any applicable taxes required by law.
(e)    To the extent not preempted by federal law, this Agreement shall be governed by, and construed in accordance with, the laws of the State of New York.

Exhibit B
RSU Agreement

VONAGE HOLDINGS CORP.
2006 INCENTIVE PLAN
RESTRICTED STOCK UNIT AGREEMENT
“Participant”: Alan Masarek
“Date of Award”: _______________
This Agreement, effective as of the Date of Award set forth above, represents the grant of Restricted Stock Units by Vonage Holdings Corp., a Delaware corporation (the “Company”), to the Participant named above, pursuant to the provisions of the Vonage Holdings Corp. 2006 Incentive Plan (the “Plan”) and that certain Employment Agreement, dated as of October 6, 2014, by and between the Company and the Participant, as such agreement may be amended from time to time (the “Employment Agreement”). Capitalized terms have the meanings ascribed to them under the Plan, unless specifically set forth herein.
The parties hereto agree as follows:

1.	Grant of Restricted Stock Units
As of the Date of the Award, the Company hereby grants to the Participant Restricted Stock Units covering Five Hundred Thousand (500,000) Shares in the manner and subject to the terms and conditions of the Plan, the Employment Agreement, and this Agreement.

2.	Vesting of Restricted Stock Units
(a)    Except as otherwise provided in this Section 2, the Restricted Stock Units vest as to 1/3rd of the Shares on each of the first, second and third anniversaries of October 15, 2014 (each, a “Vesting Date”).
(b)    To the extent not previously vested in accordance with this Section 2, in the event that the Participant’s employment is terminated without Cause by the Company, for Good Reason by the Participant, or due to the Participant’s death or Disability, in each case, on or prior to the first (1st) anniversary of a Change of Control (which, for purposes of this Agreement, shall have the meaning set forth in Section 3(b) (or any successor section thereto) of the Employment Agreement), the Restricted Stock Units will fully vest upon such termination of employment.
(c)    To the extent not previously vested in accordance with this Section 2, in the event of a termination of the Participant’s employment without Cause by the Company or by the Participant for Good Reason (other than on or prior to the first (1st) anniversary of a Change of Control), (i) an additional amount of the then outstanding Restricted Stock Units granted by the Company to the Participant pursuant to this Agreement shall become vested as of the date of such termination in accordance with the provisions of the succeeding sentence. For each outstanding Restricted Stock Unit, such additional amount shall be equal to the number of Restricted Stock Units that would have vested on the next Vesting Date immediately following the date of termination, multiplied by a fraction where (1) the numerator is the number of full and fractional months that had elapsed between the Vesting Date immediately prior to such termination and such termination date plus twelve (12), and (2) the denominator is twelve (12).

(d)    To the extent not previously vested in accordance with this Section 2, in the event of the Participant’s death (other than on or prior to the first (1st) anniversary of a Change of Control), one-half the number of unvested Restricted Stock Units will vest as of the date thereof.
(e)    To the extent not previously vested in accordance with this Section 2, in the event of the Participant’s Disability (other than on or prior to the first (1st) anniversary of a Change of Control), one-half the number of unvested Restricted Stock Units will vest as of the date thereof.
(f)    To the extent not previously vested in accordance with this Section 2, if the Participant’s employment with the Company is terminated by the Company with Cause, the Restricted Stock Units will terminate immediately and be of no force or effect.

(g)    For purposes of this Section 2, the terms “Cause”, Good Reason” and “Disability” shall have the respective meanings ascribed to them in the Employment Agreement.

3.	Distribution of Shares of Common Stock
Within 60 days following the Date of Award under this Agreement, the Participant shall establish a brokerage account (“Brokerage Account”) in the manner directed by the Company. The Participant shall receive a distribution of his Restricted Stock Units within 15 days after the Restricted Stock Units vest pursuant to Section 2.

4.	Rights as Stockholder
The Participant shall have no rights as a stockholder of the Company with respect to the Shares covered by the Restricted Stock Units until such time as the Shares have been issued and delivered to the Participant.

5.	Transferability
Unless permitted by the Committee in accordance with the terms of the Plan, the Restricted Stock Units may not be sold, transferred, pledged, assigned, or otherwise alienated or hypothecated, other than by will or by the laws of descent and distribution.

6.	Miscellaneous
(a)    This Agreement and the rights of the Participant hereunder are subject to the terms and conditions of the Employment Agreement and the Plan, as the same may be amended from time to time, as well as to such rules and regulations as the Committee may adopt for administration of the Plan. If there is any inconsistency between the terms of this Agreement and the terms of the Plan, the Plan's terms shall completely supersede and replace the conflicting terms of this Agreement. If there is any inconsistency between the terms of this Agreement and the terms of the Employment Agreement, the terms of the Employment Agreement shall control.
(b)    This Agreement shall be subject to all applicable laws, rules, and regulations, and to such approvals by any governmental agencies or national securities exchanges as may be required or, the Committee determines are advisable. The Participant agrees to take all steps the Company determines are necessary to comply with all applicable provisions of federal and state securities law in exercising his or her rights under this Agreement. The Committee shall have the right to impose such restrictions on any Shares acquired pursuant to the Restricted Stock Units as it deems necessary or advisable under applicable federal securities laws, the rules and regulations of any stock exchange or market upon which Shares are then listed or traded, and/or any blue sky or state securities laws applicable to Shares. It is expressly understood that the Committee is authorized to administer, construe, and make all determinations necessary or appropriate to the administration of the Plan and this Agreement, all of which shall be binding upon the Participant.
(c)    The Restricted Stock Units are intended to comply with the “short term deferral” exception to Section 409A of the Code. Notwithstanding the forgoing or any provision of the Plan or this Agreement, if any provision of this Agreement or the Plan contravenes Section 409A of the Code or could cause the Participant to incur any tax, interest or penalties under Section 409A of the Code, the Committee may, in its sole discretion and without the Participant’s consent, modify such provision in order to comply with the requirements of Section 409A of the Code or to satisfy the conditions of any exception therefrom, or otherwise to avoid the imposition of the additional income tax and interest under Section 409A of the Code, while maintaining, to the maximum extent practicable, the original intent and economic benefit to the Participant, without materially increasing the cost to the Company, of the applicable provision.
(d)    Delivery of the Shares underlying the Restricted Stock Units will be subject to the Participant satisfying all applicable federal, state, local and foreign taxes. The Company shall have authority to deduct or withhold from all amounts payable to the Participant in connection with the Restricted Stock Units, or require the Participant to remit to the Company, an amount sufficient to satisfy any applicable taxes required by law.

    (e)    To the extent not preempted by federal law, this Agreement shall be governed by, and construed in accordance with, the laws of the State of New York.

Exhibit C
Make-Whole RSU Agreement

VONAGE HOLDINGS CORP.
2006 INCENTIVE PLAN
RESTRICTED STOCK UNIT AGREEMENT
“Participant”: Alan Masarek
“Date of Award”: _______________
This Agreement, effective as of the Date of Award set forth above, represents the grant of Restricted Stock Units by Vonage Holdings Corp., a Delaware corporation (the “Company”), to the Participant named above, pursuant to the provisions of the Vonage Holdings Corp. 2006 Incentive Plan (the “Plan”) and that certain Employment Agreement, dated as of October 6, 2014, by and between the Company and the Participant, as such agreement may be amended from time to time (the “Employment Agreement”). Capitalized terms have the meanings ascribed to them under the Plan, unless specifically set forth herein.
The parties hereto agree as follows:

1.	Grant of Restricted Stock Units
As of the Date of the Award, the Company hereby grants to the Participant Restricted Stock Units covering ________ Shares in the manner and subject to the terms and conditions of the Plan, the Employment Agreement, and this Agreement.

2.	Vesting of Restricted Stock Units
(a)    Except as otherwise provided in this Section 2, the Restricted Stock Units vest as to 100% of the Shares on October 15, 2016 (the “Vesting Date”).
(b)    To the extent not previously vested in accordance with this Section 2, in the event that the Participant’s employment is terminated without Cause by the Company, for Good Reason by the Participant, or due to the Participant’s death or Disability, the Restricted Stock Units will fully vest upon such termination of employment.
(c)    To the extent not previously vested in accordance with this Section 2, if the Participant’s employment with the Company is terminated by the Company with Cause, the Restricted Stock Units will terminate immediately and be of no force or effect.
(d)    For purposes of this Section 2, the terms “Cause”, “Good Reason” and “Disability” shall have the respective meanings ascribed to them in the Employment Agreement.

3.	Distribution of Shares of Common Stock
Within 60 days following the Date of Award under this Agreement, the Participant shall establish a brokerage account (“Brokerage Account”) in the manner directed by the Company. The Participant shall receive a distribution of his Restricted Stock Units within 15 days after the Restricted Stock Units vest pursuant to Section 2.

4.	Rights as Stockholder
The Participant shall have no rights as a stockholder of the Company with respect to the Shares covered by the Restricted Stock Units until such time as the Shares have been issued and delivered to the Participant.

5.	Transferability
Unless permitted by the Committee in accordance with the terms of the Plan, the Restricted Stock Units may not be sold, transferred, pledged, assigned, or otherwise alienated or hypothecated, other than by will or by the laws of descent and distribution.

6.	Miscellaneous
(a)    This Agreement and the rights of the Participant hereunder are subject to the terms and conditions of the Employment Agreement and the Plan, as the same may be amended from time to time, as well as to such rules and regulations as the Committee may adopt for administration of the Plan. If there is any inconsistency between the terms of this Agreement and the terms of the Plan, the Plan's terms shall completely supersede and replace the conflicting terms of this Agreement. If there is any inconsistency between the terms of this Agreement and the terms of the Employment Agreement, the terms of the Employment Agreement shall control.
(b)    This Agreement shall be subject to all applicable laws, rules, and regulations, and to such approvals by any governmental agencies or national securities exchanges as may be required or, the Committee determines are advisable. The Participant agrees to take all steps the Company determines are necessary to comply with all applicable provisions of federal and state securities law in exercising his or her rights under this Agreement. The Committee shall have the right to impose such restrictions on any Shares acquired pursuant to the Restricted Stock Units as it deems necessary or advisable under applicable federal securities laws, the rules and regulations of any stock exchange or market upon which Shares are then listed or traded, and/or any blue sky or state securities laws applicable to Shares. It is expressly understood that the Committee is authorized to administer, construe, and make all determinations necessary or appropriate to the administration of the Plan and this Agreement, all of which shall be binding upon the Participant.
(c)    The Restricted Stock Units are intended to comply with the “short term deferral” exception to Section 409A of the Code. Notwithstanding the forgoing or any provision of the Plan or this Agreement, if any provision of this Agreement or the Plan contravenes Section 409A of the Code or could cause the Participant to incur any tax, interest or penalties under Section 409A of the Code, the Committee may, in its sole discretion and without the Participant’s consent, modify such provision in order to comply with the requirements of Section 409A of the Code or to satisfy the conditions of any exception therefrom, or otherwise to avoid the imposition of the additional income tax and interest under Section 409A of the Code, while maintaining, to the maximum extent practicable, the original intent and economic benefit to the Participant, without materially increasing the cost to the Company, of the applicable provision.
(d)    Delivery of the Shares underlying the Restricted Stock Units will be subject to the Participant satisfying all applicable federal, state, local and foreign taxes. The Company shall have authority to deduct or withhold from all amounts payable to the Participant in connection with the Restricted Stock Units, or require the Participant to remit to the Company, an amount sufficient to satisfy any applicable taxes required by law.

    (e)    To the extent not preempted by federal law, this Agreement shall be governed by, and construed in accordance with, the laws of the State of New York.

Exhibit D
General Release

GENERAL RELEASE
This GENERAL RELEASE (hereinafter referred to as this “Agreement”) is made and entered into by and between Alan Masarek (“Executive”) and Vonage Holdings Corp. (defined herein to include its affiliates, subsidiaries, predecessors and successors and hereinafter referred to as “Vonage” or “the Company”), effective as of [            ] (the “Effective Date”). Executive and Vonage are hereafter referred to as the “Parties.”
1.Release Requirement. A general release is required as a condition for receiving the severance payments and benefits described in Section 4(b)(i) of that certain employment agreement dated as of October 6, 2014 by and among Vonage and the Executive (the “Employment Agreement”).
2.Non-Admission. It is specifically understood and agreed that this Agreement does not constitute and is not to be construed as an admission or evidence of (a) any violation by Vonage or Executive, of any federal, state or municipal law, statute or regulation, or principle of common law or equity, (b) the commission by Executive or Vonage of any other actionable wrong, or (c) any wrongdoing of any kind whatsoever on the part of Executive or Vonage, and shall not be offered, argued or used for that purpose.
3.General Release.
(a)In exchange for the consideration provided in Section 4(b)(i) of the Employment Agreement, and as a material inducement for both Parties entering into this Agreement, Executive for himself, his heirs, executors, administrators, trustees, legal representatives, successors and assigns (hereinafter collectively referred to for purposes of this Section 3 as “Executive”) hereby irrevocably and unconditionally waives, releases and forever discharges Vonage and its past, present and future affiliates and related entities, parent and subsidiary corporations, divisions, shareholders, predecessors, future officers, directors, trustees, fiduciaries, administrators, executives, agents, representatives, successors and assigns (hereinafter collectively referred to for purposes of this Section 3 as “Vonage”) from any and all waivable claims, charges, demands, sums of money, actions, rights, promises, agreements, causes of action, obligations and liabilities of any kind or nature whatsoever, at law or in equity, whether known or unknown, existing or contingent, suspected or unsuspected, apparent or concealed, foreign or domestic (hereinafter collectively referred to as “claims”) which he has now or in the future may claim to have against Vonage based upon or arising out of any facts, acts, conduct, omissions, transactions, occurrences, contracts, claims, events, causes, matters or things of any conceivable kind or character existing or occurring or claimed to exist or to have occurred prior to the Effective Date in any way whatsoever relating to or arising out of Executive’s employment with Vonage or the termination thereof. Such claims include, but are not limited to, claims arising under the Age Discrimination in Employment Act, 29 U.S.C. § 621 et seq.; Title VII of the Civil Rights Act of 1964, 42 U.S.C. § 2000e et seq.; the Americans with Disabilities Act of 1990, 42 U.S.C. § 12101 et seq.; the Family and Medical Leave Act of 1993, 29 U.S.C. § 2601 et seq.; the Employee Retirement Income Security Act of 1974, 29 U.S.C. § 1001 et seq.; the Equal Pay Act of 1963, 29 U.S.C. § 206(d); Section 806 of the Corporate and Criminal Fraud Accountability Act of 2002, 18 U.S.C. § 1681 et seq.; the Fair Credit Reporting Act, 15 U.S.C. §1681 et seq.; any other federal, state or local statutory laws relating to employment, discrimination in employment, termination of employment, wages, benefits or otherwise, including, but not limited to, the New Jersey Law Against Discrimination, the Conscientious Employee Protection Act, the New Jersey Wage Payment Law, the New Jersey Family Leave Act, all as amended; the common law of the State of New Jersey; any claim under any local ordinance, including, but not limited to, any ordinance addressing fair employment practices; any claims for employment or reemployment by the Company; any common law claims, including but not limited to actions in tort, defamation and breach of contract; any claim or damage arising out of Executive’s employment with or separation from Vonage (including a claim for retaliation) under any common law theory or any federal, state or local statute or ordinance not expressly referenced above; and any and all claims for counsel fees and costs.
(b)To the fullest extent permitted by law, and subject to the provisions of Sections 3(d) and 3(e) below, Executive represents and affirms that he has not filed or caused to be filed on his behalf any claim for relief against Vonage or any releasee and, to the best of his knowledge and belief, no outstanding claims for relief have been filed or asserted against Vonage or any releasee on his behalf.
(c)In waiving and releasing any and all waivable claims whether or not now known, Executive understands that this means that, if he later discovers facts different from or in addition to those facts currently known by him, or believed by him to be true, the waivers and releases of this Agreement will remain effective in all respects — despite such different or additional facts and his later discovery of such facts, even if he would not have agreed to this Agreement if he had prior knowledge of such facts.
(d)Nothing in this Section, or elsewhere in this Agreement, prevents or prohibits Executive from filing a claim with a government agency, such as the U.S. Equal Employment Opportunity Commission, that is responsible for enforcing a law on behalf of the government. However, Executive understands that, because Executive is waiving and releasing, among other things, any and all claims for monetary damages and any other form of personal relief (per Section 3(a) above), Executive may only seek and receive non-monetary forms of relief through any such claim.
(e)Nothing in this Section, or elsewhere in this Agreement, is intended as, or shall be deemed or operate as, a release by Executive of his rights under the Parties’ Indemnification Agreement, dated as of October 6, 2014, as amended from time to time (the “Indemnification Agreement”), or any other rights to indemnification relating to his performance of services as an officer or director of Vonage, including but not limited to those rights to indemnification set forth in Vonage’s Bylaws and Certificate of Incorporation, each as in effect on the date hereof (the “Bylaws” and “Certificate of Incorporation”). Notwithstanding the foregoing, the provisions of this Section 3(e) are intended as recitals only and are not intended to provide Executive with any additional contractual rights beyond those contained in the Indemnification Agreement, the Bylaws, or the Certificate of Incorporation. Nothing herein shall affect Executive’s rights to Other Accrued Compensation and Benefits as defined in the Employment Agreement. Further, nothing in this Section or elsewhere in this Agreement is intended as, or shall be deemed or operate as, a release by Executive of his rights under Sections 3(b)(i) through (vi), 4(e), 15, and 23 of the Employment Agreement or to the severance payments and benefits provided in Section 4(b)(i) (or, as applicable, 4(c)) of the Employment Agreement subject to this Agreement becoming effective and irrevocable.
4.Restrictive Covenants. Executive hereby agrees and acknowledges that he remains subject to the restrictive covenants set forth in the Employment Agreement, the Employment Covenants Agreement by and between the Executive and Vonage, dated as of October 6, 2014, and the Non-Compete Agreement by and between the Executive and Vonage, dated as of October 6, 2014, each of which shall survive Executive’s termination of employment in accordance with the terms of such agreements.
5.Notices. All notices, requests, demands and other communications hereunder to Vonage shall be in writing and shall be delivered, either by hand, by facsimile, by overnight courier or by certified mail, return receipt requested, duly addressed as indicated below or to such changed address as Vonage may subsequently designate:
Vonage Holdings Corp.
23 Main Street
Holmdel, New Jersey 07733
Attention: Office of Chief Legal Officer

Any such notice, request, demand or other communication to Vonage delivered in the manner specified above shall be deemed duly given only upon receipt by Vonage.
All notices, requests, demands and other communications hereunder to Executive shall be in writing and shall be delivered, either by hand, by facsimile, by overnight courier, or by certified mail, return receipt requested, duly addressed as indicated below or to such changed address as Executive may subsequently designate:
Alan Masarek
at the last address on record with Vonage
Any such notice, request, demand or other communication to Executive delivered in the manner specified above shall be deemed duly given only upon receipt by Executive.
6.Severability. If, at any time after the Effective Date, any provision of this Agreement shall be held by any court of competent jurisdiction or arbitrator to be illegal, void or unenforceable, such provision shall be of no force and effect. The illegality or unenforceability of such provision, however, shall have no effect upon, and shall not impair the enforceability of, any other provision of this Agreement, provided, however, that upon finding that Section 3(a) is illegal and/or unenforceable in any material respect, Vonage shall be released from any obligation to make any payment pursuant to Section 4(b)(i) of Employment Agreement, and Executive shall repay to Vonage any and all amounts already received pursuant thereto.
7.Choice of Law; Arbitration. The terms of this Agreement and all rights and obligations of the Parties, including its enforcement, shall be interpreted and governed by the laws of the State of New Jersey, without regard to conflicts of law principles. Pursuant to Section 12 of the Employment Agreement, which is incorporated by operation thereof and reference herein, any disputes arising out of this Agreement and which are mandatorily arbitrable shall be settled exclusively by arbitration before the American Arbitration Association at a location in New Jersey.
8.Modification of Agreement. No provision of this Agreement may be modified, altered, waived or discharged unless such modification, alteration, waiver or discharge is agreed to in writing and signed by the Parties hereto. No waiver by either Party hereto of, or compliance with, any condition or provision of this Agreement to be performed by such other Party shall be deemed a waiver of similar or dissimilar provisions or conditions at the same or at any prior or subsequent time.
9.Entire Agreement; Headings. This Agreement, together with the Employment Agreement, sets forth the entire agreement between the Parties hereto and any and all prior and contemporaneous agreements, discussions or understandings between the Parties pertaining to the subject matter hereof. The headings of the sections contained in this Agreement are for convenience only and shall not be deemed to control or affect the meaning or construction of any provision of this Agreement.
10.Counterparts. This Agreement may be executed in several counterparts, each of which will be deemed an original, but all of which will constitute one and the same instrument.
11.EXECUTIVE ACKNOWLEDGES AND WARRANTS THAT:
(a)    he has read the terms of this Agreement and that he understands its terms and effects, including the fact that he has agreed to release and forever discharge Vonage or any releasee from any legal action arising out of his employment relationship with Vonage, the terms and conditions of that employment relationship, and the termination of that employment relationship;
(b)    he has signed this Agreement voluntarily and knowingly in exchange for the consideration described and referenced herein, which he acknowledges as adequate and satisfactory to him;
(c)    he has been informed that he has the right to consider this Agreement for a period of twenty-one (21) days from receipt prior to entering into this Agreement and he has signed on the date indicated below after concluding that this Agreement is satisfactory;
(d)    he has been informed that he has the right to revoke this Agreement for a period of seven (7) days following his execution of this Agreement by giving written notice to Vonage to the attention of Office of Chief Legal Officer, Vonage Holdings Corp., 23 Main Street, Holmdel, New Jersey 07733. This Agreement shall not be effective or enforceable until Executive’s right to revoke this Agreement has lapsed;
(e)    he has been and is hereby advised in writing by Vonage to consult with an attorney prior to signing this Agreement and he has consulted with his attorney and fully discussed and reviewed the terms of this Agreement with his attorney;
(f)    neither Vonage, nor any of its agents, representatives or attorneys have made any representations to Executive concerning the terms or effects of this Agreement other than those contained and referenced herein; and
(g)    this Agreement shall be governed, interpreted and enforced by and under the laws of the State of New Jersey, without regard to choice of law principles.

[SIGNATURE PAGE FOLLOWS]

Exhibit E
Employment Covenants Agreement

EMPLOYMENT COVENANTS AGREEMENT

This EMPLOYMENT COVENANTS AGREEMENT (the “Agreement”) between VONAGE HOLDINGS CORP., its current and future subsidiaries, affiliates, successors and assigns, (collectively, “Vonage”), and Alan Masarek (“You” or “Your”) (collectively, the “Parties”) is made as of the “Effective Date”, as defined in that certain employment agreement dated as of October 6, 2014 by and between Vonage and You (the “Employment Agreement”). You hereby confirm that the term of this Agreement applies beginning upon the Effective Date and covers, without limitation, all Work Product.

For and in consideration of the Company’s agreement to employ You and provide you with equity in the Company You agree to the following terms:

1.	Acknowledgments. You acknowledge and agree that:

(a)
Your position is a position of trust and responsibility with access to Confidential Information, Trade Secrets, Legitimate Business Interests, and other information concerning employees and customers of the Company;

(b)
the Trade Secrets, Confidential Information, Legitimate Business Interests of the Company, and the relationship between the Company and its customers are valuable assets which may not be used for any purpose other than the Company’s Business;

(c)	the names of Customers are considered Confidential Information of the Business which constitute valuable, special, and unique property of the Company;

(d)	Customer lists and Customer information which have been compiled by the Company represent a material investment of the Company’s time and money;

(e)	the Company will invest its time and money in the development of Your skills in the Business; and

(f)
the restrictions contained in this Agreement, including, but not limited to, the restrictive covenants set forth in Sections 2 – 4 below, are reasonable and necessary with respect to length of time, scope and geographic area to protect the Legitimate Business Interests of the Company, promote and protect the purpose and subject matter of this Agreement and Your employment, deter any potential conflict of interest, and will not impair or infringe upon Your right to work or earn a living when Your employment with the Company ends.

(g)	In the course of Your employment with the Company You may do some or all of the following:

(i)	Customarily and regularly solicit Customers or prospective customers for Company;

(ii)	Customarily and regularly engage in making sales or obtaining orders or contracts for products or services to be performed by others;

(iii)
Have a primary duty of managing the Company or any department or subdivision thereof, customarily and regularly direct the work of two or more other Employees, and have the authority to hire and fire other Employees or have particular weight given to suggestions and recommendations as to the change of status of other Employees;

(iv)	Perform the duties of a key Employee or of a professional; and/or

(v)	Devote Your full time efforts to promote the interests and business of the Company.

2.	Trade Secrets and Confidential Information.

(a)	You represent and warrant that:

(i)
You are not subject to any legal or contractual duty or agreement that would prevent or prohibit You from performing Your duties for the Company or complying with this Agreement, including any duties you may have with respect to soliciting new employees or new customers to the Company;

(ii)
You are not, and will not be as a result of Your duties with the Company, in breach of any legal or contractual duty or agreement, including any agreement concerning trade secrets or confidential information, owned by any other person or entity; and

(iii)
You have disclosed to the Company a complete list of all prior inventions, discoveries, improvements or works of authorship that You have, alone or jointly with others, conceived, developed or reduced to practice, prior to or since Your employment by Company, whether or not they have been submitted for, or granted, patent, trademark or copyright protection under any applicable law.

(b)	You will not:

(i)	use, disclose, or reverse engineer the Company’s Trade Secrets or Confidential Information for any purpose other than the Company’s Business, except as authorized in writing by the Company;

(ii)
during Your employment with the Company, use, disclose, or reverse engineer (a) any confidential information or trade secrets of any former employer or third party, or (b) any works of authorship developed in whole or in part by You during any former employment or for any other party, unless authorized in writing by the former employer or third party; or

(iii)
upon the termination of Your employment for any reason, (a) retain physical embodiments of the Company’s Trade Secrets or Confidential Information, including any copies existing in any form (including electronic form) which are in Your possession or control, or (b) destroy, delete, or alter the Company’s Trade Secrets or Confidential Information without the Company’s prior written consent.

(c)	The obligations under this Agreement shall:

(i)	with regard to the Trade Secrets, remain in effect as long as the information constitutes a trade secret under applicable law; and

(ii)	with regard to the Confidential Information, remain in effect for so long as the information, data, or material remains confidential.

(d)
The confidentiality, property, and proprietary rights protections available in this Agreement are in addition to, and not exclusive of, any and all other rights to which the Company is entitled under federal and state law, including, but not limited to, rights provided under copyright laws, trade secret and confidential information laws, and laws concerning fiduciary duties.

3.Non-Disclosure. During the time of Your employment and following the termination of Your employment, You will not divulge or make accessible to any person or entity any Confidential Information or Trade Secrets. In the event that, at any time during Your employment with the Company or at any time thereafter, You receive a request to disclose any Confidential Information or Trade Secrets under the terms of a subpoena or order issued by a court or by a governmental body, You agree to notify the Company immediately of the existence, terms, and circumstances surrounding such request; to consult with the Company on the advisability of taking legally available steps to resist or narrow such request; and, if disclosure of such Confidential Information or Trade Secrets are required to prevent You from being held in contempt or subject to other penalty, to furnish only such portion of the Confidential Information or Trade Secrets as, in the written opinion of counsel satisfactory to the Company, You are legally compelled to disclose, and to exercise Your best efforts to obtain an order or other reliable assurance that confidential treatment will be accorded to the disclosed Confidential Information or Trade Secrets.
4.Return of Company Property/Materials. Upon the termination of Your employment for any reason or upon the Company’s request at any time, You shall immediately return to the Company all of the Company’s property, including, but not limited to, keys, passcards, credit cards, confidential or proprietary lists (including, but not limited to, customer, employee, supplier, licensor, and client lists), , tapes, computers, telephones, tablets, software, computer files, marketing and sales materials, and any other property, record, document, or piece of equipment belonging to the Company. You will not (i) retain any copies of the Company’s property, including any copies existing in electronic form, which are in Your possession or control, or (ii) destroy, delete, or alter any Company property, including, but not limited to, any files stored on a computer, telephone, tablet, or other electronic storage device, without the Company’s prior written consent. The obligations contained in this Section shall also apply to any property which belongs to a third party, including, but not limited to, (i) any entity which is affiliated or related to the Company, or (ii) the Company’s customers, employees, licensors, or suppliers.
5.    Work Product. Your employment duties may include inventing in areas directly or indirectly related to the Business of the Company or to a line of business that the Company may reasonably be interested in pursuing. To the extent permitted by law, all Work Product shall constitute work made for hire as defined in the Copyright Act of 1976 (17 U.S.C. §101). If (i) any of the Work Product may not be considered work made for hire, or (ii) ownership of all right, title, and interest (including moral rights) in and to the Work Product will not vest exclusively in the Company, then, without further consideration, You agree to assign, convey, transfer and grant, and hereby do assign, convey, transfer and grant to Vonage Holdings Corp. or its designee, Your entire right, title and interest in all copyrights in and to all Work Product (“Assigned Copyrights”). You agree to assign, convey, transfer and grant to Vonage Network LLC, or any other designee of the Company, Your entire right, title and interest in all patentable subject matter, patent applications, and patents in and to all Work Product, and any divisionals, substitutions, continuations, continuations-in-part, reissues, renewals or extensions of the same (“Assigned Patents”). You agree to assign, convey, transfer and grant, and hereby do assign, convey, transfer and grant to Vonage Holdings Corp or its designee, Your entire right, title and interest in Work Product, except for Your right, title and interest in Assigned Copyrights and Assigned Patents.
The Company will have the right to obtain and hold in its own name copyrights, patents, design registrations and continuations thereof, proprietary database rights, trademarks, rights of publicity, and any other protection available in the Work Product. At the Company’s request, You agree to perform, during or after Your employment with the Company, any acts to transfer, perfect and defend the Company’s ownership of the Work Product, including, but not limited to: (i) executing all documents (including a formal assignment to the Company) for filing an application or registration for protection of the Work Product (an “Application”), (ii) explaining the nature of the Work Product to persons designated by the Company, (iii) reviewing Applications and other related papers, (iv) providing any other assistance reasonably required for the orderly prosecution of Applications or the Company’s defense of opposition proceedings, (v) providing any assistance reasonably required to protect, maintain or promote the Company’s rights or interest in any Work Product, Application, or any right related thereto, or deriving or arising therefrom.

In the event the Company is unable for any reason, after reasonable effort, to secure Your signature on any document needed in connection with the actions specified in the preceding paragraph, You hereby irrevocably designate and appoint the Company and its duly authorized officers and agents as Your agent and attorney in fact, which appointment is coupled with an interest, to act for and in Your behalf to execute, verify and file any such documents and to do all other lawfully permitted acts to further the purposes of the preceding paragraph with the same legal force and effect as if executed by You. You hereby waive and quitclaim to the Company any and all claims, of any nature whatsoever, which You now or may hereafter have for infringement of any Work Product assigned hereunder to the Company.
Upon the Company’s request and in connection with the termination of Your employment with the Company, You agree to provide the Company with a written description of any Work Product in which You are involved (solely or jointly with others) and the circumstances surrounding the creation of such Work Product.
6.    License. During Your employment and after Your employment with the Company ends, You grant to the Company an irrevocable, nonexclusive, worldwide, royalty-free, fully-paid, perpetual license (with the right to sublicense through multiple tiers of sublicensees) to: (i) make, use, sell, copy, publicly perform, display, distribute, modify or otherwise utilize copies of the Licensed Materials, (ii) prepare, use and distribute derivative works based upon the Licensed Materials, (iii) authorize others to do the same, and (iv) exercise any and all present and future rights set forth in clauses (i) through (iii) with respect to such Licensed Materials. You shall notify the Company in writing of any Licensed Materials You deliver to the Company and will not incorporate, or permit to be incorporated, Licensed Materials into any Work Product.
7.    Release. During Your employment and after Your employment with the Company ends, You consent to the Company’s use of Your image, likeness, voice, or other characteristics in the Company’s products or services based on work you performed during Your employment. You release the Company from any cause of action which You have or may have arising out of the use, distribution, adaptation, reproduction, broadcast, or exhibition of such characteristics. You represent that You have obtained, for the benefit of the Company, the same release in writing from all third parties whose characteristics are included in the services, materials, computer programs and other deliverables that You provide to the Company.
8.    Post-Employment Disclosure. During the Restricted Period, You shall provide a copy of this Agreement to persons and/or entities for whom You work or consult as an owner, lender, partner, joint venturer, employee or independent contractor. If, during the Restricted Period, You work or consult for another person or entity as an owner, lender, partner, joint venturer, employee or independent contractor, You shall provide the Company with such person or entity’s name, the nature of such person or entity’s business, Your job title, and a general description of the services You will provide, and You hereby consent to the notification of such person or entity by the Company of Your rights and obligations under this Agreement.
9.    Injunctive Relief. If You breach any portion of this Agreement, You agree that:

(a)	the Company would suffer irreparable harm;

(b)	it would be difficult to determine damages, and money damages alone would be an inadequate remedy for the injuries suffered by the Company; and

(c)
if the Company seeks injunctive relief to enforce this Agreement, You will waive and will not (i) assert any defense that the Company has an adequate remedy at law with respect to the breach, (ii) require that the Company submit proof of the economic value of any Trade Secret or Confidential Information, or (iii) require the Company to post a bond or any other security.

Nothing contained in this Agreement shall limit the Company’s right to any other remedies at law or in equity.
10.    Independent Enforcement. The covenants set forth in Sections 2 – 4 of this Agreement shall be construed as agreements independent of (i) any other agreements, or (ii) any other provision in this Agreement, and the existence of any claim or cause of action by You against the Company, whether predicated on this Agreement or otherwise, regardless of who was at fault and regardless of any claims that either You or the Company may have against the other, shall not constitute a defense to the enforcement by the Company of the covenants set forth in Sections 2 – 4 of this Agreement. The Company shall not be barred from enforcing the restrictive covenants set forth in Sections 2 – 4 of this Agreement by reason of any breach of (i) any other part of this Agreement, or (ii) any other agreement with You.
11.    Modification. If any of the covenants set forth in Sections 2 – 4 of this Agreement, and their corresponding definitions, are held by a court of competent jurisdiction to be invalid or unenforceable as currently drafted, the Parties authorize that court to modify any such provision or definition by limiting and reducing it so as to be enforceable to the maximum extent compatible with applicable law.
12.    At-Will Employment. This Agreement does not create a contract of employment or a contract for benefits. Your employment relationship with the Company is at-will (unless you have an employment agreement with the Company). This means that at either Your option or the Company’s option, Your employment may be terminated at any time, with or without cause or notice. The covenants set forth in this Agreement shall survive termination of Your relationship with the Company, regardless of the circumstances of such termination.
13.     Attorneys’ Fees. In the event of litigation relating to this Agreement, the Company shall, if it is the prevailing party, be entitled to recover attorneys’ fees and costs of litigation in addition to all other remedies available at law or in equity.
14.    Waiver. The Company’s failure to enforce any provision of this Agreement shall not act as a waiver of that or any other provision. The Company’s waiver of any breach of this Agreement shall not act as a waiver of any other breach.
15.    Severability. The provisions of this Agreement are severable to the extent permissible under applicable law. If any provision is determined to be invalid, illegal, or unenforceable, in whole or in part, the remaining provisions and any partially enforceable provisions shall remain in full force and effect.
16.    Governing Law and Consent to Jurisdiction. The laws of the State of New Jersey shall govern this Agreement. If New Jersey’s conflict of law rules would apply another state’s laws, the Parties agree that New Jersey law shall still govern. You agree that any claim arising out of or relating to this Agreement shall be exclusively brought in a state or federal court of competent jurisdiction in New Jersey. You consent to the personal jurisdiction of the state and/or federal courts located in New Jersey. You waive (a) any objection to jurisdiction or venue, or (b) any defense claiming lack of jurisdiction or improper venue, in any action brought in such courts.
17.    No Strict Construction. If there is a dispute about the language of this Agreement, the fact that one Party drafted the Agreement shall not be used in its interpretation. Headings are for reference purposes only and shall not in any way affect the meaning or interpretation of this Agreement.

18.     Entire Agreement. This Agreement, including Attachment A which is incorporated by reference and included in the definition of Agreement, constitutes the entire agreement between the Parties concerning the subject matter of this Agreement. This Agreement supersedes any prior or contemporaneous communications, agreements or understandings, whether oral or written, between the Parties relating to the subject matter of this Agreement. Notwithstanding the prior sentence, if the Employment Agreement contains provisions that address subject matter also addressed in this Agreement, the terms of the Employment Agreement shall supersede and control with respect to such subject matter.

19.    Amendments. This Agreement may not be amended or modified except in writing signed by both Parties or by a court of competent jurisdiction as authorized by Section 11 of this Agreement.
20.    Successors and Assigns. This Agreement shall be assignable to, and shall inure to the benefit of, the Company’s successors and assigns, including, without limitation, successors through merger, name change, consolidation, or sale of a majority of the Company’s stock or assets, and shall be binding upon You. You shall not have the right to assign Your rights or obligations under this Agreement. The covenants contained in this Agreement shall survive cessation of Your employment with the Company, regardless of who causes the cessation or the reason for the cessation.
21.    Execution. This Agreement may be executed in one or more counterparts, including by way of electronic transmission. Each counterpart shall for all purposes be deemed to be an original, and each counterpart shall constitute this Agreement.
22.    Background/Credit Checks. You hereby agree that the Company may, subject to applicable law, complete background, credit, and reference checks and confirm your compliance with the 1986 Immigration Reform and Control Act at the commencement of Your employment with the Company and as necessary in the Company’s sole discretion during the course of Your employment with the Company.

23.    Affirmation. You acknowledge that You have carefully read this Agreement, You know and understand its terms and conditions, and You have had the opportunity to ask the Company any questions You may have had prior to signing this Agreement and You have had the opportunity to seek the advice of independent legal counsel with respect to this Agreement.

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ATTACHMENT A
DEFINITIONS

A.
“Business” shall mean the business of providing communications services, including voice, video and/or messaging services including services delivered over Voice Over IP (VoIP) technology, and any other business or demonstrably anticipated business conducted by the Company during the course of Your employment.

B.
“Confidential Information” means data and information relating to the Business, whether having existed, now existing, or to be developed during Your employment, regardless of whether the data or information constitutes a Trade Secret under applicable law, that (a) was disclosed to You or of which You became aware of as a consequence of Your relationship with the Company, (b) has value to the Company or whose disclosure may cause injury to the Company or its Business, and (c) is not generally known to the Company’s competitors. Confidential Information is also data and information of any third party (a “Third Party”) which the Company is obligated to treat as confidential, including, but not limited to, data or information provided to the Company by its licensors, suppliers, or customers. Confidential Information includes, but is not limited to (i) future business plans, (ii) the composition, description, schematic or design of products, future products, services, technology or equipment of the Company or any Third Party, including any source code or applications, (iii) advertising or marketing plans, (iv) information regarding independent contractors, Employees, clients, licensors, suppliers, customers, or any Third Party, including, but not limited to, customer lists and customer information compiled by the Company, (v) information concerning the Company’s or the Third Parties’ financial structure and methods and procedures of operation and (vi) Trade Secrets, methods of operation, network or system architecture, names of customers, any information contained in customers’ accounts, price lists, financial information and projections, route books, personnel data and similar information and any extracts therefrom. Confidential Information shall also include any of the above that would appear to a reasonable person to be confidential or proprietary in the context and circumstances in which the information is known or used regardless of whether it is so marked or otherwise identified. Confidential Information shall not include any data or information that (i) has been voluntarily disclosed to the public by the Company, except where such public disclosure has been made by You without authorization from the Company; (ii) has been independently developed and disclosed by others, (iii) has been independently developed and disclosed by You or others without violating this Agreement or the legal rights of the Company, or (iv) otherwise enters the public domain through lawful means.

C.
“Customer” means any person or entity to whom the Company has (i) sold its products or services or (ii) solicited to sell its products or services within the last two (2) years of Your employment with the Company (or during Your employment if employed less than two years).

D.
“Employee” means any person who (i) is employed by the Company at the time Your employment with the Company ends, (ii) was employed by the Company during the last two (2) years of Your employment with the Company (or during Your employment if employed less than two (2) years), or (iii) is employed by the Company during the two (2) years following the termination of Your employment.

E.
“Legitimate Business Interest” includes, but is not limited to Trade Secrets; valuable Confidential Information that otherwise does not qualify as a trade secret; substantial relationships with specific prospective or existing customers, vendors, or clients; customer or client good will associated with Company’s ongoing business, including but not limited to its trademark(s), service mark(s), or trade dress; Company’s geographic location or Company’s marketing or trade area; and extraordinary or specialized training.

F.
“Licensed Materials” means any materials that You utilize for the benefit of the Company, or deliver to the Company or the Company’s customers, which (i) do not constitute Work Product, (ii) are created by You or of which You are otherwise in lawful possession, and (iii) You may lawfully utilize for the benefit of, or distribute to, the Company or the Company’s customers.

G.
“Restricted Period” means the time period during Your employment with the Company and for a period of one (1) year after Your Separation Date; provided, however, that in the event that You violate the covenants set forth in Sections 2 – 4 of this Agreement and the Company enforces this Agreement through a court order, the Restricted Period shall continue until the later of (x) the end of the restricted period set forth above, and (y) one (1) year after the effective date of the order enforcing this Agreement.

H.	“Separation Date” means the date your employment with the Company ends for any reason.

I.
“Trade Secrets” means information of the Company, and its licensors, suppliers, clients, and customers, without regard to form, including, but not limited to, technical or nontechnical data, a formula, a pattern, a compilation, a program, a device, a method, a technique, a drawing, a process, financial data, financial plans, product plans, a list of actual customers, clients, licensors, or suppliers, or a list of potential customers, clients, licensors, or suppliers which is not commonly known by or available to the public and which information (i) derives economic value, actual or potential, from not being generally known to, and not being readily ascertainable by proper means by, other persons who can obtain economic value from its disclosure or use, and (ii) is the subject of efforts that are reasonable under the circumstances to maintain its secrecy.

J.
“Work Product” means (a) any data, databases, materials, documentation, computer programs, inventions (whether or not patentable), designs, and/or works of authorship, including but not limited to, discoveries, inventions, ideas, concepts, properties, formulas, compositions, methods, programs, procedures, systems, techniques, products, improvements, modifications, designs, developments, properties, enhancements, frameworks, methodologies, processes, data, techniques, know-how, innovations, writings, pictures, audio, video, images (including images of You), and artistic works, and (b) any subject matter protected under patent, copyright, proprietary database, trademark, trade secret, rights of publicity, confidential information, or other property rights, including all worldwide rights therein, in any case (with respect to clauses (a) and (b) of this definition), that is or was conceived, created or developed in whole or in part by You while employed by the Company and that either (i) is created within the scope of Your employment, (ii) is based on, results from, or is suggested by any work performed within the scope of Your employment and is directly or indirectly related to the Business of the Company or a line of business that the Company may reasonably be interested in pursuing, (iii) has been or will be paid for by the Company, or (iv) was created or improved in whole or in part by using the Company’s time, resources, data, facilities, or equipment.

I ACKNOWLEDGE THAT I HAVE READ THIS EMPLOYMENT COVENANTS AGREEMENT AND UNDERSTAND AND AGREE TO EACH PROVISION.

I FURTHER ACKNOWLEDGE THAT THIS AGREEMENT WAS DRAFTED BY COUNSEL TO THE COMPANY, AND THAT I HAVE BEEN GIVEN THE OPPORTUNITY TO CONSULT COUNSEL OF MY CHOOSING. I HAVE EITHER DONE SO OR VOLUNTARILY CHOOSE NOT TO DO SO PRIOR TO MY ACCEPTANCE OF THIS EMPLOYMENT COVENANTS AGREEMENT. I ACKNOWLEDGE THAT MY FAILURE TO CONSULT WITH COUNSEL OF MY CHOOSING MAY HAVE ADVERSE CONSEQUENCES TO ME.

I ACKNOWLEDGE THAT THE COMPANY’S BUSINESS IS NATIONAL AND INTERNATIONAL IN SCOPE, WITH CUSTOMERS IN ALL FIFTY STATES AND THROUGHOUT THE WORLD.

I AGREE THAT THE PROVISIONS SET FORTH IN THIS AGREEMENT ARE AN APPROPRIATE MEANS OF PROTECTING THE COMPANY’S BUSINESS INTERESTS, AND THAT BASED ON MY EDUCATION, TRAINING, EXPERIENCE AND ECONOMIC RESOURCES, THE RESTRICTIONS SET FORTH IN THIS AGREEMENT WILL NOT UNDULY INTERFERE WITH MY ABILITY TO SUPPORT MYSELF AND MY DEPENDANTS.

Exhibit F
Non-Compete Agreement

NON-COMPETE AGREEMENT

AGREEMENT, dated the 6th day of October, 2014, by and between Vonage Holdings Corp. and its subsidiaries, a Delaware corporation with principal executive offices at 23 Main Street, Holmdel, New Jersey 07733 (“Vonage”), and Alan Masarek (“Employee”).

In consideration of Employee’s employment with Vonage or continued employment with Vonage, as the case may be, Employee agrees to be bound by the terms of this Non-Compete Agreement (“Agreement”) as follows:

1.
Restriction on Competition. During the period of Employee’s employment with Vonage and for a period of twelve (12) months thereafter, Employee shall not directly or indirectly, own, manage, operate, control, be employed by or render services (whether as an employee, consultant, independent contractor or otherwise, and whether or not for compensation) to the portion of any entity that sells and/or markets consumer and/or business communications services over a broadband connection, (each, a “Competitive Entity”) anywhere within the “Territory,” that term meaning within the United States , Canada , Brazil, and the United Kingdom in those States, provinces, and jurisdictions (or States, provinces, and jurisdictions contiguous thereto) in which Vonage conducts or is substantially prepared to conduct its business on the date of Employee’s employment termination. Nothing contained in this Section 1 shall be deemed to prohibit Employee from acquiring or holding, solely for investment, publicly traded securities of a Competitive Entity, provided such securities do not, in the aggregate, constitute more than five percent (5%) of any class or series of outstanding securities of such Competitive Entity.

2.
Specific Remedies. If Employee commits a breach of any of the provisions of Section 1, Vonage shall have the right to have such provisions specifically enforced by any court having equity jurisdiction, it being acknowledged and agreed that any such breach will cause irreparable injury to Vonage and that money damages will not provide an adequate remedy.

3.
Independence, Severability and Non-Exclusivity. The right enumerated in Section 2 shall be in addition to and not in lieu of any other rights and remedies available to Vonage at law or in equity. If any of the covenants contained in Section 1 (“Covenants”) or any part of any of them, is found by a court of competent jurisdiction to be invalid or unenforceable, this shall not affect the remainder, or rights or remedies under this Agreement, which shall be given full effect without regard to the invalid portions. The parties intend to and do hereby confer jurisdiction on courts located within the geographical scope of the Covenants. If any of the Covenants is held to be invalid or unenforceable because of the duration or geographical area, the parties agree that the court making such determination shall have the power to reduce the duration and/or area and, in its reduced form, such Covenant shall then be enforceable. No such holding of invalidity or unenforceability in one jurisdiction shall bar or in any way affect Vonage’s right to the relief provided in Section 2 or otherwise in the courts of any other jurisdiction within the geographical scope of the Covenants.

4.	Successors: Binding Agreement. This Agreement and all obligations of Employee hereunder shall inure to the benefit of, and be enforceable by, Vonage and Vonage’s successors in interest.

5.
Entire Agreement. This Agreement constitutes the entire understanding between the parties hereto relating to its subject matter hereof, and supersedes all prior negotiations, discussions, preliminary agreements and agreements relating to that subject matter. Notwithstanding the prior sentence or anything else to the contrary in this Agreement, the restrictive covenants set forth in this Agreement shall be separate rights and obligations in addition to any other restrictive covenants to which Employee may be bound pursuant to the terms of any other agreement between Employee and Vonage and in the event that the restrictive covenants in one or more agreements cover substantially the same subject matter as this Agreement and conflict with the terms of this Agreement, the parties hereto agree and acknowledge that the covenant set forth in this Agreement shall apply.

6.	Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of New Jersey (without giving effect to conflicts of law provisions).

7.
Counterparts. This Agreement may be executed by either of the parties hereto in counterparts, each of which shall be deemed to be an original, but all such counterparts shall together constitute one and the same instrument. Signatures delivered by facsimile (including, without limitation, “pdf”) shall be effective for all purposes.

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Exhibit G
Indemnification Agreement

INDEMNIFICATION AGREEMENT
This Agreement is made as of the 6th day of October, 2014, by and between Vonage Holdings Corp., a Delaware corporation (the “Corporation), and Alan Masarek (the “Indemnitee”), a director or officer of the Corporation.
WHEREAS, it is essential to the Corporation to retain and attract as directors and officers the most capable persons available, and
WHEREAS, the substantial increase in corporate litigation subjects directors and officers to expensive litigation risks at the same time that the availability of directors’ and officers’ liability insurance has been severely limited, and
WHEREAS, it is now and has always been the express policy of the Corporation to indemnify its directors and officers, and
WHEREAS, the Indemnitee does not regard the protection available under the Corporation’s Certificate of Incorporation and insurance as adequate in the present circumstances, and may not be willing to serve or continue to serve as a director or officer without adequate protection, and
WHEREAS, the Corporation desires the Indemnitee to serve, or continue to serve, as a director or officer of the Corporation.
NOW THEREFORE, the Corporation and the Indemnitee do hereby agree as follows:
1.Agreement to Serve. The Indemnitee agrees to serve or continue to serve as a director or officer of the Corporation for so long as the Indemnitee is duly elected or appointed or until such time as the Indemnitee tenders a resignation in writing.
2.Definitions. As used in this Agreement:
(a)The term “Change in Control” shall mean, and shall be deemed to have occurred if, on or after the date of this Agreement, (i) any “person” (as such term is used in Section 13(d) and 14(d) of the Securities Exchange Act of 1934, as amended), other than a trustee or other fiduciary holding securities under an employee benefit plan of the Corporation acting in such capacity or a corporation owned directly or indirectly by the stockholders of the Corporation in substantially the same proportions as their ownership of stock of the Corporation, becomes the “beneficial owner” (as defined in Rule 13d-3 under said Act), directly or indirectly, of securities of the Corporation representing more than 50% of the total voting power represented by the Corporation’s then outstanding Voting Securities (as defined below), (ii) during any period of two consecutive years, individuals who at the beginning of such period constitute the Board of Directors of the Corporation and any new director whose election by the Board of Directors or nomination for election by the Corporation’s stockholders was approved by a vote of at least two thirds (2/3) of the directors then still in office who either were directors at the beginning of the period or whose election or nomination for election was previously so approved, cease for any reason to constitute a majority thereof, or (iii) the stockholders of the Corporation approve a merger or consolidation of the Corporation with any other entity other than a merger or consolidation which would result in the Voting Securities of the Corporation outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into Voting Securities of the surviving entity) at least 80% of the total voting power represented by the Voting Securities of the Corporation or such surviving entity outstanding immediately after such merger or consolidation, or the stockholders of the Corporation approve a plan of complete liquidation of the Corporation or an agreement for the sale or disposition by the Corporation of (in one transaction or a series of related transactions) all or substantially all of the Corporation’s assets.
(b)The term “Corporate Status” shall mean the status of a person who is or was, or has agreed to become, a director or officer of the Corporation, or is or was serving, or has agreed to serve, at the request of the Corporation, as a director, officer, fiduciary, partner, trustee, member, employee or agent of, or in a similar capacity with, another corporation, partnership, joint venture, trust or other enterprise (including any employee benefit plan).
(c)References to the “Corporation” shall include, in addition to Vonage Holdings Corp., any constituent corporation (including any constituent of a constituent) absorbed in a consolidation or merger to which Vonage Holdings Corp. (or any of its wholly owned subsidiaries) is a party which, if its separate existence had continued, would have had the power and authority to indemnify its directors, officers, employees, agents or fiduciaries, so that if the Indemnitee is or was a director, officer, employee, agent or fiduciary of such constituent corporation, or is or was serving at the request of such constituent corporation as a director, officer, employee, agent or fiduciary of another corporation, partnership, joint venture, employee benefit plan, trust or other enterprise, the Indemnitee shall stand in the same position under the provisions of this Agreement with respect to the resulting or surviving corporation as the Indemnitee would have with respect to such constituent corporation if its separate existence had continued.
(d)The term “Expenses” shall include, without limitation, attorneys’ fees, retainers, court costs, transcript costs, fees and expenses of experts, travel expenses, duplicating costs, printing and binding costs, telephone charges, postage, delivery service fees and other disbursements or expenses of the types customarily incurred in connection with actions, suits, proceedings, alternative dispute resolution mechanisms, hearings, inquiries or investigations, including any costs or expenses incurred defending, being a witness in or participating in, or preparing to defend, to be a witness in or to participate in, such actions, suits, proceedings, alternative dispute resolution mechanisms, hearings, inquiries or investigations, including any federal, state, local or foreign taxes imposed on the Indemnitee as a result of actual or deemed receipt of payments for the foregoing, but shall not include the amount of judgments, fines or penalties against the Indemnitee or amounts paid in settlement in connection with such matters.
(e)References to “other enterprise” shall include employee benefit plans; references to “fines” shall include any excise tax assessed with respect to any employee benefit plan; references to “serving at the request of the Corporation” shall include any service as a director, officer, employee, agent or fiduciary of the Corporation which imposes duties on, or involves services by, such director, officer, employee, agent or fiduciary with respect to an employee benefit plan, its participants or beneficiaries; and a person who acted in good faith and in a manner such person reasonably believed to be in the interests of the participants and beneficiaries of an employee benefit plan shall be deemed to have acted in a manner “not opposed to the best interests of the Corporation” as referred to in this Agreement.
(f)The term “Proceeding” shall include any threatened, pending or completed action, suit, arbitration, alternative dispute resolution mechanism, hearing, inquiry, investigation or other proceeding, whether brought by or in the right of the Corporation or otherwise and whether of a civil, criminal, administrative or investigative nature, and any appeal therefrom.
(g)The term “Special Independent Counsel” shall mean a law firm, or a member of a law firm, that is experienced in matters of corporation law and neither currently is, nor in the past three years has been, retained to represent: (i) the Corporation or the Indemnitee in any matter material to either such party or (ii) any other party to the Proceeding giving rise to a claim for indemnification hereunder. Notwithstanding the foregoing, the term “Special Independent Counsel” shall not include any person who, under the applicable standards of professional conduct then prevailing, would have a conflict of interest in representing either the Corporation or the Indemnitee in an action to determine the Indemnitee’s rights under this Agreement.
(h)The term “Voting Securities” shall mean any securities of the Corporation that vote generally in the election of directors.
3.Indemnity of Indemnitee. Subject to Sections 6, 7 and 9, the Corporation shall indemnify the Indemnitee in connection with any Proceeding as to which the Indemnitee is, was or is threatened to be made a party (or is a witness or participant in or otherwise involved with) by reason of the Indemnitee’s Corporate Status, to the fullest extent permitted by law (as such may be amended from time to time). To the extent that a change in applicable law (whether by statute or judicial decision) permits greater indemnification than would be afforded currently hereunder, the Indemnitee shall enjoy the greater benefits so afforded by such change without any further action by the Corporation. In furtherance of the foregoing and without limiting the generality thereof:
(a)    Indemnification in Third-Party Proceedings. The Corporation shall indemnify the Indemnitee in accordance with the provisions of this Section 3(a) if the Indemnitee was or is a party to or threatened to be made a party to or otherwise involved in any Proceeding (other than a Proceeding by or in the right of the Corporation to procure a judgment in its favor or a Proceeding referred to in Section 6 below) by reason of the Indemnitee’s Corporate Status or by reason of any action alleged to have been taken or omitted in connection therewith, against all Expenses, liabilities, losses, judgments, fines, ERISA taxes or penalties and amounts paid in settlement actually and reasonably incurred by or on behalf of the Indemnitee in connection with such Proceeding, if the Indemnitee acted in good faith and in a manner which the Indemnitee reasonably believed to be in, or not opposed to, the best interests of the Corporation and, with respect to any criminal Proceeding, had no reasonable cause to believe that his or her conduct was unlawful.
(b)    Indemnification in Proceedings by or in the Right of the Corporation. The Corporation shall indemnify the Indemnitee in accordance with the provisions of this Section 3(b) if the Indemnitee was or is a party to or threatened to be made a party to or otherwise involved in any Proceeding by or in the right of the Corporation to procure a judgment in its favor by reason of the Indemnitee’s Corporate Status or by reason of any action alleged to have been taken or omitted in connection therewith, against all Expenses and, to the extent permitted by law, amounts paid in settlement actually and reasonably incurred by or on behalf of the Indemnitee in connection with such Proceeding, if the Indemnitee acted in good faith and in a manner which the Indemnitee reasonably believed to be in, or not opposed to, the best interests of the Corporation, except that, if applicable law so provides, no indemnification shall be made under this Section 3(b) in respect of any claim, issue or matter as to which the Indemnitee shall have been adjudged to be liable to the Corporation, unless, and only to the extent, that the Court of Chancery of Delaware or the court in which such action or suit was brought shall determine upon application that, despite the adjudication of such liability but in view of all the circumstances of the case, the Indemnitee is fairly and reasonably entitled to indemnity for such Expenses as the Court of Chancery or such other court shall deem proper.
4.Indemnification of Expenses of Successful Party. Notwithstanding any other provision of this Agreement, to the extent that the Indemnitee has been successful, on the merits or otherwise, in defense of any Proceeding or in defense of any claim, issue or matter therein (other than a Proceeding referred to in Section 6), the Indemnitee shall be indemnified against all Expenses actually and reasonably incurred by or on behalf of the Indemnitee in connection therewith. Without limiting the foregoing, if any Proceeding or any claim, issue or matter therein is disposed of, on the merits or otherwise (including a disposition without prejudice), without (i) the disposition being adverse to the Indemnitee, (ii) an adjudication that the Indemnitee was liable to the Corporation, (iii) a plea of guilty or nolo contendere by the Indemnitee, (iv) an adjudication that the Indemnitee did not act in good faith and in a manner the Indemnitee reasonably believed to be in or not opposed to the best interests of the Corporation, and (v) with respect to any criminal proceeding, an adjudication that the Indemnitee had reasonable cause to believe his or her conduct was unlawful, the Indemnitee shall be considered for the purposes hereof to have been wholly successful with respect thereto.
5.Indemnification for Expenses of a Witness. To the extent that the Indemnitee is, by reason of the Indemnitee’s Corporate Status, a witness in any Proceeding to which the Indemnitee is not a party, the Indemnitee shall be indemnified against all Expenses actually and reasonably incurred by or on behalf of the Indemnitee in connection therewith.
6.Exceptions to Right of Indemnification. Notwithstanding anything to the contrary in this Agreement, except as set forth in Section 10, the Corporation shall not indemnify the Indemnitee in connection with a Proceeding (or part thereof) initiated by the Indemnitee unless (a) the initiation thereof was approved by the Board of Directors of the Corporation or (b) the Proceeding was commenced following a Change in Control. Notwithstanding anything to the contrary in this Agreement, the Corporation shall not indemnify the Indemnitee to the extent the Indemnitee is reimbursed from the proceeds of insurance, and in the event the Corporation makes any indemnification payments to the Indemnitee and the Indemnitee is subsequently reimbursed from the proceeds of insurance, the Indemnitee shall promptly refund such indemnification payments to the Corporation to the extent of such insurance reimbursement.
7.Notification and Defense of Claim. As a condition precedent to the Indemnitee’s right to be indemnified, the Indemnitee must notify the Corporation in writing as soon as practicable of any Proceeding for which indemnity will or could be sought. With respect to any Proceeding of which the Corporation is so notified, the Corporation will be entitled to participate therein at its own expense and/or to assume the defense thereof at its own expense, with legal counsel reasonably acceptable to the Indemnitee. After notice from the Corporation to the Indemnitee of its election so to assume such defense, the Corporation shall not be liable to the Indemnitee for any legal or other expenses subsequently incurred by the Indemnitee in connection with such Proceeding, other than as provided below in this Section 7. The Indemnitee shall have the right to employ his or her own counsel in connection with such Proceeding, but the fees and expenses of such counsel incurred after notice from the Corporation of its assumption of the defense thereof shall be at the expense of the Indemnitee unless (i) the employment of counsel by the Indemnitee has been authorized by the Corporation, (ii) counsel to the Indemnitee shall have reasonably concluded that there may be a conflict of interest or position on any significant issue between the Corporation and the Indemnitee in the conduct of the defense of such Proceeding or (iii) the Corporation shall not in fact have employed counsel to assume the defense of such Proceeding, in each of which cases the fees and expenses of counsel for the Indemnitee shall be at the expense of the Corporation, except as otherwise expressly provided by this Agreement. The Corporation shall not be entitled, without the consent of the Indemnitee, to assume the defense of any claim brought by or in the right of the Corporation or as to which counsel for the Indemnitee shall have reasonably made the conclusion provided for in clause (ii) above. The Corporation shall not be required to indemnify the Indemnitee under this Agreement for any amounts paid in settlement of any Proceeding effected without its written consent. The Corporation shall not settle any Proceeding in any manner that would impose any penalty or limitation on the Indemnitee without the Indemnitee’s written consent. Neither the Corporation nor the Indemnitee will unreasonably withhold or delay their consent to any proposed settlement.
8.Advancement of Expenses. In the event that the Corporation does not assume the defense pursuant to Section 7 of any Proceeding of which the Corporation receives notice under this Agreement, any Expenses actually and reasonably incurred by or on behalf of the Indemnitee in defending such Proceeding shall be paid by the Corporation in advance of the final disposition of such Proceeding; provided, however, that the payment of such Expenses incurred by or on behalf of the Indemnitee in advance of the final disposition of such Proceeding shall be made only upon receipt of an undertaking by or on behalf of the Indemnitee to repay all amounts so advanced in the event that it shall ultimately be determined by final judicial decision from which there is no further right of appeal that the Indemnitee is not entitled to be indemnified by the Corporation as authorized in this Agreement. Such undertaking shall be accepted without reference to the financial ability of the Indemnitee to make repayment. Any advances and undertakings to repay pursuant to this Section 8 shall be unsecured and interest-free. The parties agree that for the purposes of any advancement of Expenses for which the Indemnitee has made written demand to the Corporation in accordance with this Agreement, all Expenses included in such advancement that are certified by affidavit of the Indemnitee’s counsel as being reasonable shall be presumed conclusively to be reasonable.
9.Procedures.
(a)    In order to obtain indemnification or advancement of Expenses pursuant to this Agreement, the Indemnitee shall submit to the Corporation a written request, including in such request such documentation and information as is reasonably available to the Indemnitee and is reasonably necessary to determine whether and to what extent the Indemnitee is entitled to indemnification or advancement of Expenses. Subject to Section 29 hereof, any such indemnification or advancement of Expenses shall be made as soon as practicable after written demand by the Indemnitee therefor is presented to the Corporation, and in any event within (i) in the case of indemnification under Sections 4, 5 or 9(d) or advancement of Expenses, 20 business days after receipt by the Corporation of the written request of the Indemnitee, or (ii) in the case of all other indemnification, 45 business days after receipt by the Corporation of the written request of the Indemnitee, unless with respect to requests under this clause (ii) the Corporation determines, by clear and convincing evidence, within the 45 business-day period referred to above that the Indemnitee did not meet the applicable standard of conduct. Such determination, and any determination that advanced Expenses must be repaid to the Corporation, shall be made as follows:
(x)    if a Change in Control shall have occurred, by Special Independent Counsel in a written opinion to the Board of Directors of the Corporation, a copy of which shall be delivered to the Indemnitee (unless the Indemnitee shall request that such determination be made by the Board of Directors of the Corporation, in which case the determination shall be made in the manner provided below in clauses (y)(1) or (y)(2)).
(y)    in all other cases, in the discretion of the Board of Directors of the Corporation, (1) by a majority vote of the directors of the Corporation consisting of persons who are not at that time parties to the Proceeding (“disinterested directors”), whether or not a quorum, (2) by a committee of disinterested directors designated by a majority vote of disinterested directors, whether or not a quorum, (3) if there are no disinterested directors, or if the disinterested directors so direct, by independent legal counsel in a written opinion to the Board, or (4) by the stockholders of the Corporation.
(b)    In the event that a Change in Control shall have occurred and the determination of entitlement to indemnification is to be made by Special Independent Counsel, the Special Independent Counsel shall be selected as provided in this Section 9(b). The Special Independent Counsel shall be selected by the Indemnitee, unless the Indemnitee shall request that such selection be made by the Board of Directors of the Corporation. The party making the determination shall give written notice to the other party advising it of the identity of the Special Independent Counsel so selected. The party receiving such notice may, within seven days after such written notice of selection shall have been given, deliver to the other party a written objection to such selection. Such objection may be asserted only on the ground that the Special Independent Counsel so selected does not meet the requirements of “Special Independent Counsel” as defined in Section 2, and the objection shall set forth with particularity the factual basis of such assertion. Absent a proper and timely objection, the person so selected shall act as Special Independent Counsel. If a written objection is made, the Special Independent Counsel so selected may not serve as Special Independent Counsel unless and until a court has determined that such objection is without merit. If, within 20 business days after submission by the Indemnitee of a written request for indemnification, no Special Independent Counsel shall have been selected or if selected, shall have been objected to, in accordance with this paragraph either the Corporation or the Indemnitee may petition the Court of Chancery of the State of Delaware or other court of competent jurisdiction for resolution of any objection which shall have been made by the Corporation or the Indemnitee to the other’s selection of Special Independent Counsel and/or for the appointment as Special Independent Counsel of a person selected by the court or by such other person as the court shall designate, and the person with respect to whom an objection is favorably resolved or the person so appointed shall act as Special Independent Counsel. The Corporation shall pay the reasonable and necessary fees and expenses of Special Independent Counsel incurred in connection with its acting in such capacity. The Corporation shall pay any and all reasonable and necessary fees and expenses incident to the procedures of this paragraph, regardless of the manner in which such Special Independent Counsel was selected or appointed. Upon the due commencement of any judicial proceeding pursuant to Section 10 of this Agreement, any Special Independent Counsel shall be discharged and relieved of any further responsibility in such capacity (subject to the applicable standards of professional conduct then prevailing).
(c)    The termination of any Proceeding by judgment, order, settlement, conviction or upon a plea of nolo contendere or its equivalent, shall not, of itself, create a presumption that the Indemnitee did not act in good faith and in a manner that the Indemnitee reasonably believed to be in, or not opposed to, the best interests of the Corporation, and, with respect to any criminal Proceeding, had reasonable cause to believe that his or her conduct was unlawful.
(d)    The Indemnitee shall cooperate with the person, persons or entity making such determination with respect to the Indemnitee’s entitlement to indemnification, including providing to such person, persons or entity upon reasonable advance request any documentation or information which is not privileged or otherwise protected from disclosure and which is reasonably available to the Indemnitee and reasonably necessary to such determination. Any Expenses actually and reasonably incurred by the Indemnitee in so cooperating shall be borne by the Corporation (irrespective of the determination as to the Indemnitee’s entitlement to indemnification), and the Corporation hereby indemnifies the Indemnitee therefrom.
10.Remedies. The right to indemnification or advancement of Expenses as provided by this Agreement shall be enforceable by the Indemnitee in any court of competent jurisdiction if the Corporation denies such request, in whole or in part, or if no disposition thereof is made within the applicable periods referred to in Section 9. Unless otherwise required by law, the burden of proving that indemnification or advancement of Expenses is not appropriate shall be on the Corporation. Neither the failure of the Corporation to have made a determination prior to the commencement of such action that indemnification is proper in the circumstances because the Indemnitee has met the applicable standard of conduct, nor an actual determination by the Corporation that the Indemnitee has not met such applicable standard of conduct, shall be a defense to the action or create a presumption that the Indemnitee has not met the applicable standard of conduct. Indemnitee’s Expenses (including attorneys’ fees) reasonably incurred in connection with any action instituted by the Indemnitee to enforce or interpret its right to indemnification, in whole or in part, shall also be indemnified by the Corporation, regardless of whether the Indemnitee is ultimately successful in such action, unless as a part of such action a court having jurisdiction over such action makes a final judicial determination (as to which all rights of appeal therefrom have been exhausted or lapsed) that each of the material assertions made by the Indemnitee as a basis for such action was not made in good faith or was frivolous; provided, however, that until such final judicial determination is made, the Indemnitee shall be entitled under Section 8 to advancement of Expenses with respect to such action.
11.Partial Indemnification. If the Indemnitee is entitled under any provision of this Agreement to indemnification by the Corporation for some or a portion of the Expenses, liabilities, losses, judgments, fines, ERISA taxes or penalties or amounts paid in settlement actually and reasonably incurred by or on behalf of the Indemnitee in connection with any Proceeding but not, however, for the total amount thereof, the Corporation shall nevertheless indemnify the Indemnitee for the portion of such Expenses, liabilities, losses, judgments, fines, ERISA taxes or penalties or amounts paid in settlement to which the Indemnitee is entitled.
12.Subrogation. In the event of any payment under this Agreement, the Corporation shall be subrogated to the extent of such payment to all of the rights of recovery of the Indemnitee, who shall execute all papers required and take all action necessary to secure such rights, including execution of such documents as are necessary to enable the Corporation to bring suit to enforce such rights.
13.Contribution.
(a)    If the indemnification provided for in this Agreement for any reason is held by a court of competent jurisdiction to be unavailable to the Indemnitee in respect of any Expenses, losses, claims, damages or liabilities referred to herein, then the Corporation, in lieu of indemnifying the Indemnitee hereunder, shall contribute to the amount paid or payable by the Indemnitee as a result of such Expenses, losses, claims, damages or liabilities (i) in such proportion as is appropriate to reflect the relative benefits received by the Corporation and the Indemnitee, or (ii) if the allocation provided by clause (i) above is not permitted by applicable law, in such proportion as is appropriate to reflect not only the relative benefits referred to in clause (i) above but also the relative fault of the Corporation and the Indemnitee in connection with the action or inaction which resulted in such Expenses, losses, claims, damages or liabilities, as well as any other relevant equitable considerations. In connection with the registration of the Corporation’s securities, the relative benefits received by the Corporation and the Indemnitee shall be deemed to be in the same respective proportions that the net proceeds from the offering (before deducting expenses) received by the Corporation and the Indemnitee, in each case as set forth in the table on the cover page of the applicable prospectus, bear to the aggregate public offering price of the securities so offered. The relative fault of the Corporation and the Indemnitee shall be determined by reference to, among other things, whether the untrue or alleged untrue statement of a material fact or the omission or alleged omission to state a material fact relates to information supplied by the Corporation or the Indemnitee and the parties’ relative intent, knowledge, access to information and opportunity to correct or prevent such statement or omission.
(b)    The Corporation and the Indemnitee agree that it would not be just and equitable if contribution pursuant to this Section 13 were determined by pro rata or per capita allocation or by any other method of allocation which does not take account of the equitable considerations referred to in the immediately preceding paragraph. In connection with the registration of the Corporation’s securities, in no event shall the Indemnitee be required to contribute any amount under this Section 13 in excess of the lesser of (i) that proportion of the total securities sold under such registration statement which is being sold by the Indemnitee or (ii) the proceeds received by the Indemnitee from its sale of securities under such registration statement. No person found guilty of fraudulent misrepresentation (within the meaning of Section 10(f) of the Securities Act of 1933, as amended) shall be entitled to contribution from any person who was not found guilty of such fraudulent misrepresentation.
14.Notice to Insurers. If, at the time of the receipt by the Corporation of a notice of a claim for indemnification or advancement of Expenses by the Indemnitee, the Corporation has liability insurance in effect which may cover such claim, the Corporation shall give prompt notice of the commencement of such claim to the insurers in accordance with the procedures set forth in the respective policies. The Corporation shall thereafter take all necessary or desirable action to cause such insurers to pay, on behalf of the Indemnitee, all amounts payable as a result of such claim in accordance with the terms of such polices.
15.Mutual Acknowledgment. Both the Corporation and the Indemnitee acknowledge that in certain instances, federal law or applicable public policy may prohibit the Corporation from indemnifying its directors, officers, employees, agents or fiduciaries under this Agreement or otherwise. The Indemnitee understands and acknowledges that the Corporation has undertaken or may be required in the future to undertake with the Securities and Exchange Commission to submit the question of indemnification to a court in certain circumstances for a determination of the Corporation’s right under public policy to indemnify the Indemnitee.
16.Liability Insurance. To the extent the Corporation maintains liability insurance applicable to directors, officers, employees, agents or fiduciaries, the Indemnitee shall be covered by such policies in such a manner as to provide the Indemnitee the same rights and benefits as are provided to the most favorably insured of the Corporation’s directors, if the Indemnitee is a director; or of the Corporation’s officers, if the Indemnitee is not a director of the Corporation but is an officer.
17.Indemnification Hereunder Not Exclusive. The indemnification and advancement of Expenses provided by this Agreement shall not be deemed exclusive of any other rights to which the Indemnitee may be entitled under the Certification of Incorporation, the By-laws, any other agreement, any vote of stockholders or disinterested directors, the General Corporation Law of Delaware, any other law (common or statutory), or otherwise, both as to action in the Indemnitee’s official capacity and as to action in another capacity while holding office for the Corporation. Nothing contained in this Agreement shall be deemed to prohibit the Corporation from purchasing and maintaining insurance, at its expense, to protect itself or the Indemnitee against any expense, liability or loss incurred by it or the Indemnitee in any such capacity, or arising out of the Indemnitee’s status as such, whether or not the Indemnitee would be indemnified against such expense, liability or loss under this Agreement; provided that the Corporation shall not be liable under this Agreement to make any payment of amounts otherwise indemnifiable hereunder if and to the extent that the Indemnitee has otherwise actually received such payment under any insurance policy, contract, agreement or otherwise.
18.No Special Rights. Nothing herein shall confer upon the Indemnitee any right to continue to serve as an officer or director of the Corporation for any period of time or at any particular rate of compensation.
19.Savings Clause. If this Agreement or any portion thereof shall be invalidated on any ground by any court of competent jurisdiction, then the Corporation shall nevertheless indemnify the Indemnitee as to Expenses, liabilities, losses, judgments, fines, ERISA taxes and penalties and amounts paid in settlement with respect to any Proceeding to the full extent permitted by any applicable portion of this Agreement that shall not have been invalidated and to the fullest extent permitted by applicable law.
20.Counterparts. This Agreement may be executed in any number of counterparts, each of which shall constitute the original.
21.Binding Effect; Successors and Assigns. This Agreement shall be binding upon and inure to the benefit of and be enforceable by the parties hereto and their respective successors, assigns (including any direct or indirect successor by purchase, merger, consolidation or otherwise to all or substantially all of the business or assets of the Corporation), spouses, heirs and personal and legal representatives. The Corporation shall require and cause any successor (whether direct or indirect, and whether by purchase, merger, consolidation or otherwise) to all, substantially all, or a substantial part, of the business or assets of the Corporation, expressly to assume and agree to perform this Agreement in the same manner and to the same extent that the Corporation would be required to perform if no such succession had taken place. This Agreement shall continue in effect regardless of whether Indemnitee continues to serve as a director, officer, employee, agent of fiduciary (as applicable) of the Corporation or of any other enterprise at the Corporation’s request.
22.Headings. The headings of the paragraphs of this Agreement are inserted for convenience only and shall not be deemed to constitute part of this Agreement or to affect the construction thereof.
23.Modification and Waiver. This Agreement may be amended from time to time to reflect changes in Delaware law or for other reasons. No supplement, modification or amendment of this Agreement shall be binding unless executed in writing by both of the parties hereto. No waiver of any of the provisions of this Agreement shall be deemed or shall constitute a waiver of any other provision hereof nor shall any such waiver constitute a continuing waiver.
24.Notices. All notices, requests, demands and other communications hereunder shall be in writing and shall be deemed to have been given (i) when delivered by hand or (ii) if mailed by certified or registered mail with postage prepaid, on the third day after the date on which it is so mailed:

(a)    if to the Indemnitee, to:     Alan Masarek

at the last address on record with the Corporation
(b)    if to the Corporation, to:    Vonage Holdings Corp.

                            23 Main Street

                            Holmdel, New Jersey 07733

                            Attn: Chief Legal Officer
or to such other address as may have been furnished to the Indemnitee by the Corporation or to the Corporation by the Indemnitee, as the case may be.
25.Applicable Law. This Agreement shall be governed by, and construed and enforced in accordance with, the laws of the State of Delaware, without regard to principles of conflicts of law. The Indemnitee may elect to have the right to indemnification or reimbursement or advancement of Expenses interpreted on the basis of the applicable law in effect at the time of the occurrence of the event or events giving rise to the applicable Proceeding, to the extent permitted by law, or on the basis of the applicable law in effect at the time such indemnification or reimbursement or advancement of Expenses is sought. Such election shall be made, by a notice in writing to the Corporation, at the time indemnification or reimbursement or advancement of Expenses is sought; provided, however, that if no such notice is given, and if the General Corporation Law of Delaware is amended, or other Delaware law is enacted, to permit further indemnification of the directors and officers, then the Indemnitee shall be indemnified to the fullest extent permitted under the General Corporation Law, as so amended, or by such other Delaware law, as so enacted.
26.Enforcement. The Corporation expressly confirms and agrees that it has entered into this Agreement in order to induce the Indemnitee to serve or continue to serve as an officer or director of the Corporation, and acknowledges that the Indemnitee is relying upon this Agreement in serving or continuing to serve in such capacity.
27.Entire Agreement. This Agreement sets forth the entire agreement of the parties hereto in respect of the subject matter contained herein and supersedes all prior agreements, whether oral or written, by any officer, employee or representative of any party hereto in respect of the subject matter contained herein; and any prior agreement of the parties hereto in respect of the subject matter contained herein is hereby terminated and cancelled. For avoidance of doubt, the parties confirm that the foregoing does not apply to or limit the Indemnitee’s rights under Delaware law or the Corporation’s Certificate of Incorporation or By-laws.
28.Consent to Suit. In the case of any dispute under or in connection with this Agreement, the Indemnitee may only bring suit against the Corporation in the Court of Chancery of the State of Delaware in and for New Castle County. The Indemnitee hereby consents to the exclusive jurisdiction and venue of the courts of the State of Delaware in and for New Castle County, and the Indemnitee hereby waives any claim the Indemnitee may have at any time as to forum non conveniens with respect to such venue. The Corporation shall have the right to institute any legal action arising out of or relating to this Agreement in any court of competent jurisdiction. Any judgment entered against either of the parties in any proceeding hereunder may be entered and enforced by any court of competent jurisdiction.
29.Section 409A. It is intended that any indemnification payment or advancement of Expenses made hereunder shall be exempt from Section 409A of the Internal Revenue Code of 1986, as amended, and the guidance issued thereunder (“Section 409A”) pursuant to Treasury Regulation Section 1.409A-1(b)(10). Notwithstanding the foregoing, if any indemnification payment or advancement of Expenses made hereunder shall be determined to be “nonqualified deferred compensation” within the meaning of Section 409A, then (i) the amount of the indemnification payment or advancement of Expenses during one taxable year shall not affect the amount of the indemnification payments or advancement of Expenses during any other taxable year, (ii) the indemnification payments or advancement of Expenses must be made on or before the last day of the Indemnitee’s taxable year following the year in which the expense was incurred or, if later, the end of the Indemnitee’s taxable year in which the Proceeding is finally resolved if payment is contingent upon such final resolution, and (iii) the right to indemnification payments or advancement of Expenses hereunder is not subject to liquidation or exchange for another benefit.
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